Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163330

CALCULATION OF REGISTRATION FEE

		Maximum	Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Unit	Offering Price	Fee(1)
7.25% Senior Notes due 2018	$200,000,000	99.254%	$198,508,000	$14,153.63
Guarantees of 7.25% Senior Notes due 2018(2)	—	—	—	—
Total	$200,000,000	—	$198,508,000	$14,153.63

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 457(n) of the Securities Act, no separate registration fee is payable for the guarantees.

PROSPECTUS SUPPLEMENT
(To prospectus dated January 11, 2010)
$200,000,000

7.25% Senior Notes due 2018

We are offering $200,000,000 aggregate principal amount of 7.25% Senior Notes due 2018. We will pay interest on the notes on January 15 and July 15 of each year, beginning July 15, 2010. The notes will mature on January 15, 2018. We may redeem some or all of the notes at any time on or after January 15, 2014 at the redemption prices set forth herein and prior to such date at a “make-whole” redemption price. We may also redeem up to 35% of the notes prior to January 15, 2013 with the net cash proceeds we receive from certain equity offerings. If a change of control as described in this prospectus supplement under the heading “Description of the Notes — Repurchase at the Option of Holders — Offer to Repurchase upon Change of Control” occurs, we may be required to offer to purchase the notes from the holders.

The notes will be general unsecured senior obligations and will rank equally with our unsecured senior indebtedness. The notes will be guaranteed by certain of our domestic subsidiaries. The guarantees will rank pari passu to all existing and future indebtedness and other obligations of the guarantors. The notes and the guarantees will be effectively subordinated to our and the guarantors’ secured obligations, including our senior secured credit facilities, to the extent of the value of the collateral securing such obligations and structurally subordinated to all of the liabilities of any of our subsidiaries that do not guarantee the notes.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-14 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per Note	Total

Public offering price(1)	99.254%	$198,508,000
Underwriting discount	2.125%	$4,250,000
Proceeds, before expenses, to us(1)	97.129%	$194,258,000

(1)	Plus accrued interest from January 14, 2010, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about January 14, 2010.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

Senior Co-Managers

BMO Capital Markets	BNP PARIBAS

Rabo Securities USA, Inc.	Scotia Capital

Co-Managers

CALYON	Fifth Third Securities, Inc.

PNC Capital Markets LLC	RBS

The date of this prospectus supplement is January 11, 2010.

Prospectus Supplement

Prospectus

About This Prospectus	1
Forward-Looking Statements	1
Risk Factors	2
The Scotts Miracle-Gro Company	2
Ratio of Earnings to Fixed Charges	3
Use of Proceeds	3
Description of Debt Securities and Guarantees of Debt Securities	4
Description of Capital Stock	12
Description of Warrants	15
Description of Purchase Contracts and Purchase Units	16
Plan of Distribution	17
Legal Matters	19
Experts	19
Incorporation by Reference	19
Where You Can Find More Information	20

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part, the accompanying prospectus dated January 11, 2010, gives more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement varies in any way from the information in the accompanying prospectus or in a document we have incorporated by reference, you should rely on the information in the more recent document.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters or any one of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

The Agroblen®, Agrocote®, Agroleaf®, Bug-B-Gon®, Celaflor®, Earthgro®, EZ Seed®, Fertiligène®, Home Defense Max®, Hyponex®, KB®, Levington®, LiquaFeed®, Miracle-Gro®, Morning Song®, Naturen®, Nexa Lotte®, OH2®, Organic Choice®, Ortho®, Osmocote®, PatchMaster®, Peters Excel®, Peters Professional®, Rout®, Scotts®, Scotts LawnService®, Scotts Songbird Selections®, Shamrock®, Sierrablen®, Substral®, SuperSoil®, Turf Builder®, Weed-B-Gon Max®, Weedol®, Water Smart® and Turf-Seedtm trademarks and related logos referenced in this prospectus supplement are registered trademarks or trademarks of The Scotts Miracle-Gro Company or its subsidiaries in the United States and/or certain other countries. Roundup® is a registered trademark of Monsanto Technology LLC, an affiliate of Monsanto Company.

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “we,” “us,” “our,” “Scotts” and the “Company” refer to The Scotts Miracle-Gro Company and its consolidated subsidiaries. If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.

INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). These SEC filings are available to the public at the SEC’s Internet website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on our website at http://www.scotts.com. The information on our website is not a part of this prospectus supplement.

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The SEC allows us to “incorporate by reference” the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered part of this prospectus supplement, except that if information in this prospectus supplement updates information in a document incorporated by reference that has already been filed with the SEC, the information in this prospectus supplement will supersede such information in such document incorporated by reference. Information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference into this prospectus supplement from the date we file the document containing such information.

Except to the extent furnished and not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the SEC rules, we incorporate by reference the following documents that we have filed with the SEC and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus supplement until the completion of the offering of the notes or this offering is terminated:

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2009; and

•	Current Reports on Form 8-K filed on December 16, 2009 and January 11, 2010.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents). Requests should be directed to: The Scotts Miracle-Gro Company, 14111 Scottslawn Road, Marysville, Ohio 43041, Attention: Treasurer, telephone number (937) 644-0011.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act with respect to our financial condition, results of operations, cash flows, plans, objectives, strategies, targets, prospects and business. Forward-looking statements reflect our current expectations, estimates or projections concerning future results or events. These statements are generally identified by the use of forward-looking words or phrases such as “believe,” “strategy,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “belief,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results and future events to differ materially from those expressed in or implied by the forward-looking statements. We cannot assure you that any of our expectations, estimates or projections will be achieved and you should not place undue reliance on forward-looking statements.

The forward-looking statements included or incorporated by reference in this prospectus supplement are only made as of the date of this prospectus supplement or the respective document incorporated by reference herein, as applicable. Except as required by law, we undertake no obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	the ongoing governmental investigations regarding our compliance with the Federal Insecticide, Fungicide, and Rodenticide Act of 1947, as amended (“FIFRA”);

•	compliance with environmental and other public health regulations;

•	increases in the prices of certain raw materials;

•	risks related to the current economic crisis;

•	the highly competitive nature of our markets;

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•	the concentration of our sales to a small number of retail customers;

•	adverse weather conditions;

•	our historical seasonality;

•	the amount of our debt;

•	our significant international operations;

•	our inability to adequately protect our intellectual property and other proprietary rights;

•	dependence on key personnel;

•	termination of the Marketing Agreement with Monsanto Company for consumer Roundup products (the “Marketing Agreement”);

•	Hagedorn Partnership, L.P. beneficially owns approximately 31% of our outstanding common shares on a fully diluted basis; and

•	any other risk factors set forth below under the heading “Risk Factors” or in our reports filed with the SEC under the Exchange Act.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus supplement and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

S-iv

SUMMARY

This summary highlights information about us. It may not contain all of the information that may be important to you in deciding whether to invest in the notes. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference herein and therein, including our consolidated financial statements and related notes, before making an investment decision. Our fiscal year ends September 30 and whenever we refer to any of our fiscal years, we refer to the twelve-month period ending September 30 of such year.

Our Company

We are a leading global manufacturer and marketer of products for consumer lawns and gardens and professional horticulture. We own or market the leading brands in nearly every category of the non-durable consumer lawn and garden industry in the United States and have a significant presence in Europe, where we own several important brands. We also have the second largest market share position in the fragmented U.S. lawn care service industry and are expanding our presence in this segment through our Scotts LawnService business. We believe that our market leadership position is driven by our leading brands, innovative products, consumer-focused marketing, superior product performance, supply chain competence, highly knowledgeable field sales and merchandising organization and extensive relationships with major U.S. retailers. During fiscal 2009, we generated net sales of $3,141.5 million and Adjusted EBITDA of $350.5 million, which represented an increase of 5.4% and 10.1%, respectively, from fiscal 2008. We provide a reconciliation of Adjusted EBITDA to net income in “— Summary Consolidated Historical Financial Data.” Our common shares are traded on the New York Stock Exchange under the symbol “SMG” and as of January 7, 2010, we had an equity market capitalization of approximately $2.63 billion.

The Scotts Miracle-Gro Company traces its heritage back to a company founded by O.M. Scott in Marysville, Ohio in 1868. In the mid 1900s, we became widely known for the development of quality lawn fertilizers and grass seeds that led to the creation of a new industry — consumer lawn care. In the 1990s, we significantly expanded our product offering with three powerful leading brands in the U.S. home lawn and garden industry. First, in fiscal 1995, through a merger with Stern’s Miracle-Gro Products, Inc., we acquired the Miracle-Gro brand, the industry leader in water-soluble garden plant foods. Second, in fiscal 1999, we acquired the Ortho brand in the United States and obtained exclusive rights to market the consumer Roundup brand within the United States and other specified countries, thereby adding industry-leading weed, pest and disease control products to our portfolio. Today, we believe the Scotts, Turf Builder, Miracle-Gro, Ortho and Roundup brands make us the most widely recognized company in the consumer lawn and garden industry in the United States. Our leading North American consumer brands include:

Category	Brands

Lawns	Scotts; Turf Builder
Gardens	Miracle-Gro; Osmocote; LiquaFeed; Organic Choice
Growing Media	Miracle-Gro; Scotts; Hyponex; Earthgro; SuperSoil
Grass Seed	Scotts; Turf Builder; EZ Seed; Patchmaster
Controls	Ortho; Home Defense Max; Weed-B-Gon Max; Bug-B-Gon; Roundup
Wild Bird Food	Morning Song; Scotts Songbird Selections

Our company is organized around three principal business segments:

Global Consumer (78.2% of net sales for fiscal 2009).  In our Global Consumer segment, we manufacture and market products that provide easy, reliable and effective solutions to homeowners who seek healthy, weed-free and pest-free lawns, gardens and indoor plants. Products are marketed to mass merchandisers, home centers, large hardware chains, warehouse clubs, distributors, garden centers and grocers. The

Global Consumer segment sells products in the United States, Canada, Europe and Australia in the following categories:

•	Lawns. A complete line of granular lawn fertilizer and combination products, including fertilizer and crabgrass control, weed control and pest control, is sold under the Scotts and Turf Builder brand names.

•	Gardens. A complete line of granular and liquid plant foods is marketed under the Miracle-Gro and Osmocote brand names.

•	Growing Media. A complete line of growing media products for indoor and outdoor uses is marketed under the Miracle-Gro, Scotts, Hyponex, Earthgro and SuperSoil brand names. These products include potting mix, garden soils, seeding soil, topsoil, manures, sphagnum peat and decorative barks and mulches.

•	Grass Seed. We offer a broad line of grass seed products for consumers. Our leading grass seed products are sold under the Scotts, Turf Builder, EZ Seed and PatchMaster brand names.

•	Controls. A broad line of weed control, indoor and outdoor pest control and plant disease control products is marketed under the Ortho brand name, as well as the Roundup brand name through an exclusive marketing agreement with Monsanto Company.

•	Wild Bird Food and Other Consumer Products. We manufacture and market an assortment of wild bird food products as well as other consumer products such as several lines of high-quality lawn spreaders.

Global Professional (9.3% of net sales for fiscal 2009).  The Global Professional business sells products to commercial nurseries and greenhouses and specialty crop growers primarily in North America, Europe, the Middle East, Africa, Latin America, Australia, New Zealand and throughout the Far East. Our professional products include a broad line of sophisticated controlled-release fertilizers, water-soluble fertilizers, plant protection products, wetting agents, growing media and grass seed that are sold under brand names that include Osmocote, Sierrablen, Peters Professional, Peters Excel, Agroblen, Agrocote, Agroleaf, Rout, OH2, Scotts Professional Seed and Scotts Turf-Seed.

Scotts LawnService (7.4% of net sales for fiscal 2009).  The Scotts LawnService segment provides residential lawn care, lawn aeration, tree and shrub care and limited pest control services in the United States. As of September 30, 2009, Scotts LawnService had 82 company-operated locations and 78 independent franchises.

Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and contribute to our continued success:

Strong Portfolio of Brands.  We consider our industry-leading brands to be our most important competitive advantage. We believe the Scotts, Turf Builder, Miracle-Gro, Ortho and Roundup brands make us the most widely recognized company in the consumer lawn and garden industry in the United States. The strength of the Scotts brand has been a critical aspect of the success of Scotts LawnService. We also own many of the leading brands in the European marketplace, including Celaflor, Fertiligène, KB, Levington, Miracle-Gro, Nexa Lotte, Shamrock, Substral and Weedol.

We have helped to build awareness of our brands through consistently investing in advertising and marketing. We are the major media advertiser in the North American consumer lawn and garden industry. During fiscal 2009, we spent over $76 million advertising our portfolio of brands utilizing various media outlets. Due to regional differences in the start and duration of the lawn and garden season, we believe tailoring the timing and delivery of our marketing efforts should help us capture market share across all regions. Therefore, we have increased our focus on localizing our advertising programs, with local advertising accounting for approximately 45% of our total advertising spend in fiscal 2009 as compared to 15% in fiscal

2008. In addition, we continue to increase our utilization of weather-triggered media vehicles, such as radio, television and digital, to maintain flexibility and improve effectiveness of our advertising expenditures.

Market Leadership in a Stable and Growing Industry.  As we celebrate more than 100 years of selling products to consumers, we believe we have the leading market share in nearly every major U.S. category in which our Global Consumer business competes. We have been able to achieve this market leading position through a combination of internal growth driven by product line extensions and innovative new product launches, award-winning marketing campaigns and acquisitions.

Because of the strength of our brands and our market share, we believe we are well positioned to benefit from the favorable trends in the consumer lawn and garden industry. The lawn and garden categories we participate in constitute a market in the United States exceeding $5 billion. Analysts expect the industry to grow at a low to mid-single digit growth rate. The drivers of this growth include: (i) the aging of the U.S. population, as gardening is a top leisure activity and, more importantly, participation is positively correlated with age; (ii) the above-average population growth in the southern regions of the United States with longer lawn and garden seasons; (iii) the current focus on health and wellness and the increased interest in vegetable gardening; and (iv) homeowners seeking to protect the value of their homes through attractive landscaping. Approximately 80% of individuals 55 and older — the fastest-growing segment of the population — participated in gardening in 2008. In addition, between 2000 and 2007, the top five population gains occurred in states — California, Texas, Florida, Georgia and Arizona — with longer growing seasons and, as a result, we expect to benefit from incremental usage occasions.

Focus on Product Innovation.  We view our commitment to innovation as a competitive advantage and continually invest in research and development to improve our products and develop new products. Over the past three years, we have invested approximately $140 million in research and development which has contributed to our worldwide portfolio of patents and exclusive licenses to proprietary technologies. Scotts EZ Seed, introduced in 2009, is an example of our ongoing innovation. This unique lawn repair product combines Scotts grass seed with granular fertilizer in a proprietary growing material having superior water absorbency qualities. By retaining moisture, the growing material allows for better seed germination and supports less frequent watering, resulting in a higher level of consumer success. Similarly, our proprietary Water Smart grass seed allows consumers to successfully grow turf while using less water.

Unrivaled Relationships with Key Retailers.  We believe our retail partners continue to view the lawn and garden category, as well as Scotts, as critical to their success. We believe that our leading brands and our aggressive advertising make our products “traffic builders” at retail locations, and, together with our position as the leading nationwide supplier of a full line of consumer lawn and garden products, give us an advantage in selling to retailers, who value the efficiency of dealing with a limited number of suppliers. We are the largest vendor to the lawn and garden departments at Home Depot, Walmart and Lowe’s, and we have sales teams dedicated to each of these retailers year-round to work with their associates to help maximize store shelf productivity, drive consumer traffic, improve merchandising and support new products. In 2009, we were named supplier of the year by Home Depot and ACE Hardware. Our strategic plan continues to focus on further assisting our retail partners in order to improve their sales and the productivity of their lawn and garden departments. We believe this strategy makes us a more critical component to their success and helps to ensure our continued growth.

We view our U.S. sales force as a major competitive advantage that helps us strengthen our relationship with our retail partners. By increasing the size of our sales force over several years, we have taken a more proactive role in helping our retail partners merchandise their lawn and garden departments and maximize the productivity of this space. In addition to working closely with retailers, our nearly 2,000 person full-time and seasonal U.S. in-store sales force also provides us with an opportunity to interact face-to-face with and educate consumers at-the-shelf. By helping consumers answer their lawn and garden questions, we believe we can drive higher sales of our products.

A World Class Supply Chain.  We believe our supply chain is another major competitive advantage that has allowed us to build unrivaled relationships with our key retail partners. Our manufacturing and distribution network is strategically located around North America and Europe to efficiently supply our key retail partners. We consider our order fill rate — which measures the accuracy of shipments — to be an important measure of customer service. In fiscal 2009, we achieved a global order fill rate of 98.6%. Additionally, over the past several years, the supply chain has helped us improve our inventory turns, as well as those of our retail partners. In fiscal 2009, we commenced a three-year plan aimed to further regionalize our U.S. supply chain, which we believe will allow us to increase efficiency and better serve our retail partners. We have also made substantial investments to lower the cost structure of our supply chain operations in Europe while simultaneously improving customer service levels.

Strong Financial Performance and Significant Cash Flow Generation.  We have grown our net sales from $2,871.8 million in fiscal 2007 to $3,141.5 million in fiscal 2009, representing a compound annual growth rate of 4.6%. During the same time period, our organic net sales growth (defined as our sales growth excluding the impact of fluctuations in foreign exchange rates, product recalls and acquisitions) averaged 4.9%. Despite difficult economic conditions during fiscal 2009, we believe we were able to increase our market share in every consumer lawn and garden category we participate in within the United States, and grow our net sales and Adjusted EBITDA by 5.4% and 10.1%, respectively, from fiscal 2008. We attribute these results both to our ability to partner with retailers to leverage the resilience of the lawn and garden category and to our improved marketing and consumer outreach strategy. We believe that our operating model, which includes low capital expenditure requirements and efficient working capital management, generates stable and significant free cash flow. During the last three fiscal years, we had average operating cash flows of $237.4 million. During the same time period, our capital expenditures (including investments in property, plant and equipment and intellectual property) averaged $63.2 million, which represents 2.1% of average net sales. As a result, we have reduced our total debt (net of cash and cash equivalents) position from $1,049.9 million at September 30, 2007 to $738.5 million at September 30, 2009.

Experienced and Incentivized Management Team.  Our senior management team has significant experience in the lawn and garden industry with an average of 12 years in the industry. James Hagedorn has been with our Company for 22 years and has served as the Chief Executive Officer since May 2001. In October 2008, Mark Baker was named President and Chief Operating Officer. This management team has demonstrated its ability to grow the business through effective brand building and financial discipline. Additionally, we believe our management team is committed and incentivized. As of September 30, 2009, our board of directors and executive officers collectively owned, individually or in partnership with members of their families, approximately 33% of our common shares.

Our Strategy

Our strategic plan is focused on leveraging our key competitive advantages to extend category and market share growth and reduce costs, further distancing us from the competition.

Continue to Drive Growth and Profitability from the Core North America Consumer Business.  We seek to raise household penetration of our products, as well as the frequency with which existing consumers use our products, and enhance the profitability of our business. We believe this can be accomplished by (i) increasing our familiarity with our consumers and customers at a localized level, (ii) building our portfolio of simple, significant and sustainable products through innovation and (iii) leveraging our strong customer relationships. We will also evaluate selective acquisitions as opportunities arise. Our initiatives around this strategy are as follows:

•	Migration to a more regionalized operating model. We are migrating to an enhanced operating model which pushes accountability to a more granular geographic level. This model results in the establishment of regional offices (collectively, the “Regions”), with oversight of execution within geographical areas sharing more similar agronomic characteristics. We believe this model will improve our intimacy with our consumers, retailers and competitors relative to our prior, more centralized model. We expect that pushing greater accountability out to the Regions will also improve the capacity of the headquarters function to focus on long-term, category growth with consumer driven innovation.

The Regions will take the lead in enhancing our understanding of our consumers — what they need, how they participate in the lawn and garden category, what drives them to buy, where they shop and many other insights. The Regions will focus on increasing both the overall participation rate in lawn and garden activities and our market share by meeting the unique needs of consumers at the local level. To achieve these objectives, the Regions will work closely with our retail partners at a local level to optimize merchandising and programs. We believe, even in a difficult economy, it is important to continue to expand our strategy of strengthening our relationship with the consumer. This will allow us to leverage the cornerstone of our business — our brands — and drive higher usage of our products.

Headquarters will support the Regions with effective programs and services to attract more consumers and enhance support to our retailers, as well as to continue to drive innovation in our products, services, programs and operations in ways designed to keep consumers engaged in lawn and garden activities and to improve business efficiency for the long term.

•	Regionalization of supply chain. Our strategy also incorporates long-term initiatives to further increase the cost productivity of our U.S. supply chain model. In fiscal 2009, we commenced a three-year plan aimed to regionalize our supply chain by co-locating fertilizer and growing media distribution centers to allow for more full truckload deliveries, thereby lowering costs. Following completion of this co-distribution model, we anticipate that up to half of our third-party warehouse square footage could be eliminated. We have also begun to roll out a regional packaged goods filling and distribution strategy. The investments associated with our regional manufacturing and distribution should allow us to more efficiently supply our key retail accounts and diversify our manufacturing footprint. With investments in regional facilities, we anticipate realizing cost savings from a combination of reduced in-bound and out-bound freight coupled with reduced inventory investments.

We believe all of these efforts to regionalize our supply chain can result in cumulative cost savings of $50 million and reduce inventories by $100 million. These strategic efforts not only present a significant economic benefit to us, but to our retail partners as well, through more frequent store replenishment, improved inventory turns and reduced order lead times.

•	Focus on innovation. Our strategic plan is heavily focused on driving innovation, which we believe is necessary to achieve higher sales and profits. Throughout our history, innovation has been the foundation of our consumer business. We continually invest in research and development, in the laboratory and at the consumer level, to improve our products, manufacturing processes, packaging and delivery systems. Our long-standing commitment to innovation is evidenced by our worldwide portfolio of patents. In addition to the benefits of our own research and development, we actively seek ways to leverage the research and development activities of our suppliers.

We believe our innovation strategy resulted in the successful launch of several new products in 2009, including Turf Builder Water Smart Grass Seed and EZ Seed Grass Seed. Research and development will be front and center again in 2010 with the introduction of approximately 15 new products. We believe our longer term opportunities are even more encouraging. We have obtained global exclusivity on a breakthrough active ingredient for weed control. Although regulatory approval is still needed, we are optimistic that the product could radically change the way in which consumers control weeds in their lawns by making it easier to eliminate and prevent weeds. In addition, we continue to make progress with a naturally derived bioherbicide that could provide a new way to control broadleaf weeds.

Strengthen Our Global Consumer Business Internationally.  We continue to believe in the long-term growth potential of our Global Consumer business internationally. In order to maximize value in this business, we have sharpened our focus by: (i) reducing costs in the business to improve profitability and allow for investments in marketing; (ii) aligning the organization by category rather than by geography to better leverage our knowledge of the marketplace and the consumer; and (iii) better leveraging our innovation competencies. We have implemented a global supply chain to provide our smaller, international market segments with access to the benefits of the larger company, such as lower packaging costs and the ability to source products globally from any company-owned plant. The first steps of the organizational realignment have taken place, and as part of a broader corporate initiative, they will continue to evolve in fiscal 2010 and beyond. Finally, we are combining global scale with locally tailored products to streamline our technology platform in the international Global Consumer business. As an example, when we introduced LiquaFeed Plant Food to a variety of European countries in fiscal 2008, each label carried the same design and branding while the claims and instructions were displayed in the local language. At the same time, the European business doubled sales of natural products in fiscal 2008 by launching Naturen sub-branded products as a locally driven effort.

Expand Scotts LawnService.  The number of homeowners who want to maintain their lawns and gardens but do not want to do the work themselves represents a significant portion of the total lawn and garden market. We believe that our portfolio of well-known brands provides us with a unique ability to extend our business into lawn and garden services and that the strength of our brands provides us with a competitive advantage in acquiring new customers. We have spent the past several years developing our Scotts LawnService business model and the business has grown significantly, from revenues of $41.2 million in fiscal 2001 to revenues of $231.1 million in fiscal 2009. This growth has come from geographic expansion, acquisitions and organic growth fueled by our direct marketing programs. Although we have not made any lawn service acquisitions in the last two fiscal years, we will continue to evaluate selective acquisitions as opportunities arise. We will also continue to invest in the Scotts LawnService business infrastructure in order to continually improve customer service throughout the organization and leverage economies of scale as we continue to grow.

Recent Developments

Excluding the financial results of Smith & Hawken (which will be reported as a discontinued operation beginning in the first fiscal quarter of 2010), we anticipate net sales growth of 3% to 5% in fiscal 2010, primarily driven by unit volume growth in our Global Consumer business. We also anticipate that our fiscal 2010 free cash flow, gross margin rate, selling, general and administrative expenses and effective tax rate will be generally consistent with our fiscal 2009 financial results, after adjusting to exclude the impact of non-recurring items and the impact of Smith & Hawken.

For our fiscal first quarter, we expect our seasonal loss to exceed the prior year primarily due to reduced gross margin rates. This is principally an outcome of the timing of recognition of the costs of higher priced commodities. We expect gross margin rates to be favorable to the prior year for the remaining three quarters of fiscal 2010, contributing to our expectation of full year gross margin rates approximately equivalent to the prior year.

These are forward-looking statements and actual results may vary, possibly materially. Please see “Forward-Looking Statements” and “Risk Factors.”

Corporate Information

Our executive offices are located at 14111 Scottslawn Road, Marysville, Ohio 43041, and our telephone number is (937) 644-0011.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the notes, see the section entitled “Description of the Notes.” As used in this section, references to the “Company” mean The Scotts Miracle-Gro Company and not any of its subsidiaries.

Issuer	The Scotts Miracle-Gro Company.

Notes Offered	$200,000,000 aggregate principal amount of 7.25% Senior Notes due 2018.

Maturity	The notes will mature on January 15, 2018.

Interest	7.25% per year.

Interest Payment Date	January 15 and July 15 of each year, commencing July 15, 2010. Interest will accrue from January 14, 2010.

Guarantees	As of the issue date, the notes will be guaranteed by each of our subsidiaries that guarantees our senior secured credit facilities.

Ranking	The notes will be senior unsecured obligations of the Company and will rank senior in right of payment to any of the Company’s future debt that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of the Company’s existing and future unsecured senior debt and will be effectively subordinated to all of the Company’s secured debt to the extent of the value of the collateral securing such debt and structurally subordinated to all of the liabilities of any of the Company’s subsidiaries that do not guarantee the notes.

The guarantees will be general unsecured obligations of the guarantors and will rank senior in right of payment to any of their future debt that is expressly subordinated in right of payment to the guarantees. The guarantees will rank equal in right of payment with all existing and future unsecured liabilities of such guarantors that are not so subordinated and will be effectively subordinated to all of such guarantors’ secured debt to the extent of the value of the collateral securing such debt and structurally subordinated to all of the liabilities of any of our subsidiaries that do not guarantee the notes.

As of September 30, 2009, after giving effect to this offering and the use of proceeds therefrom, the Company and the guarantors would have had total secured debt of approximately $604.4 million (excluding letters of credit of $35.9 million), and approximately $1,417.0 million of additional secured debt would have been available to be borrowed under our senior secured revolving credit facility. As of September 30, 2009, the notes and the guarantees would have been structurally subordinated to approximately $222.2 million of indebtedness of the non-guarantor subsidiaries, all of which was incurred under our senior secured credit facilities.

Optional Redemption	At any time prior to January 15, 2013, the Company may redeem up to 35% of the notes with the net cash proceeds of certain equity offerings at the redemption price set forth under “Description of the Notes — Optional Redemption.”

At any time prior to January 15, 2014, the Company may redeem the notes, in whole or in part, at a “make-whole” redemption price, plus accrued and unpaid interest to the date of redemption as set forth under “Description of the Notes — Optional Redemption.” On and after January 15, 2014, the Company may redeem the notes, in whole or in part, at the redemption prices set forth under “Description of the Notes — Optional Redemption” plus accrued and unpaid interest.

Change of Control	If specific kinds of changes of control occur and the Company has not previously exercised its right to redeem all of the outstanding notes as described under “Description of the Notes — Optional Redemption,” the Company must offer to purchase the notes at a price equal to 101% of the principal amount thereof plus any accrued and unpaid interest.

Covenants	The indenture governing the notes, as supplemented and amended by a supplemental indenture, which we collectively refer to as the indenture, will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness and issue certain preferred shares;

• make certain distributions, investments and other restricted payments;

• sell certain assets;

• agree to restrictions on the ability of restricted subsidiaries to make payments to us;

• create liens and enter into sale-leaseback transactions;

• merge, consolidate or sell substantially all of our assets; and

• enter into certain transactions with affiliates.

These covenants are subject to important exceptions and qualifications described under the heading “Description of the Notes.”

Use of Proceeds	We intend to use the net proceeds from this offering to repay outstanding borrowings under our senior secured revolving credit facility. See “Use of Proceeds.” Affiliates of certain of the underwriters are currently lenders under our senior secured revolving credit facility and, accordingly, they will receive a portion of the proceeds from the sale of the notes in this offering. See “Underwriting — Conflicts of Interest.”

No Public Market	The notes are a series of securities for which there is currently no established trading market. The underwriters have advised us that they presently intend to make a market in the notes. However, you should be aware that they are not obligated to make a market and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the notes may not be available if you try to sell your notes. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Form	The notes will be represented by registered global securities registered in the name of Cede & Co., the nominee of the depositary, The Depository Trust Company. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by The Depository Trust Company and its participants.

Risk Factors	See “Risk Factors” beginning on page S-14 of this prospectus supplement for important information regarding us and an investment in the notes.

Conflicts of Interest	As described under “Use of Proceeds,” we intend to use the net proceeds from this offering to repay borrowings under our senior secured revolving credit facility. Affiliates of certain of the underwriters are lenders under our senior secured revolving credit facility. Those underwriters whose affiliates will receive at least 5% of the total net proceeds (not including underwriting compensation) from this offering are considered by the Financial Industry Regulatory Authority, Inc. (“FINRA”) to have a conflict of interest with us in regards to this offering. As a result, this offering is being conducted in accordance with the applicable requirements of NASD Rule 2720 and FINRA Rule 5110 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. NASD Rule 2720(a)(2) requires that under these circumstances a qualified independent underwriter participate in the preparation of the prospectus and exercise the usual standards of due diligence in respect thereto. Scotia Capital (USA) Inc. has agreed to act as the qualified independent underwriter with respect to this offering. We have agreed to indemnify Scotia Capital (USA) Inc. in its capacity as qualified independent underwriter against certain liabilities under the Securities Act. No underwriter having a conflict of interest under NASD Rule 2720 will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder. See “Underwriting — Conflicts of Interest.”

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

The summary consolidated historical financial data presented below as of and for the fiscal years ended September 30, 2007, 2008 and 2009 is derived from our audited financial statements. You should read this information in conjunction with our consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, as well as our Current Report on Form 8-K dated January 11, 2010, each of which is incorporated by reference herein.

Fiscal Year Ended September 30,
2007	2008	2009
(Dollars in millions)

Statement of Operations Data
Net sales:
Global Consumer	$2,176.2	$2,250.1	$2,457.6
Global Professional	281.9	348.8	293.1
Scotts LawnService	230.5	247.4	231.1
Corporate & Other	184.0	158.6	160.8

Segment total	2,872.6	3,004.9	3,142.6
Roundup amortization(1)	(0.8)	(0.8)	(0.8)
Product registrations and recall matters-returns(2)	—	(22.3)	(0.3)

Net sales	2,871.8	2,981.8	3,141.5
Cost of sales	1,867.3	1,999.9	2,034.2
Cost of sales — impairment, restructuring and other charges(3)	—	15.1	6.6
Cost of sales — product registration and recall matters(2)	—	27.2	11.7

Gross profit	1,004.5	939.6	1,089.0
Operating expenses:
Selling, general and administrative(4)	700.9	717.6	799.2
Impairment, restructuring and other charges(3)	38.0	121.7	8.1
Product registration and recall matters(2)	—	12.7	16.8
Other income, net	(11.5)	(10.4)	(2.2)

Income from operations	277.1	98.0	267.1
Costs related to refinancing	18.3	—	—
Interest expense	70.7	82.2	56.4

Income before income taxes	188.1	15.8	210.7
Income taxes	74.7	26.7	57.4

Net income (loss)	$113.4	$(10.9)	$153.3

Other Financial Data
Net cash provided by (used in):
Operating activities	$246.6	$200.9	$264.6
Investing activities	(72.2)	(59.1)	(83.3)
Financing activities	(158.8)	(123.0)	(194.0)
Depreciation and amortization	67.5	70.3	60.4
Capital expenditures(5)	54.0	60.2	75.4
Adjusted EBITDA(6)	382.6	318.4	350.5
Ratio of earnings to fixed charges(7)	2.9	x	1.2	x	3.7	x
Balance Sheet Data (at period end)
Cash and cash equivalents	$67.9	$84.7	$71.6
Working capital(8)	412.7	366.8	334.1
Total assets	2,277.2	2,156.3	2,220.1
Total debt	1,117.8	999.5	810.1
Net debt(9)	1,049.9	914.8	738.5
Total shareholders’ equity	479.3	436.7	584.5
As Adjusted Data(10)
Interest expense, net(11)	$67.8
Net debt	743.8
Ratio of net debt to Adjusted EBITDA	2.1	x
Ratio of Adjusted EBITDA to interest expense, net(11)	5.2	x

(1)	In 1999, we obtained exclusive rights to market the consumer Roundup brand in the United States and other specified countries. Pursuant to the Marketing Agreement between us and Monsanto Company, we were required to pay a marketing fee of $32 million to Monsanto. We have deferred this amount on the basis that the payment will provide a future benefit through commissions that will be earned under the Marketing Agreement. Based on our current assessment of the likely term of the Marketing Agreement, the useful life over which the marketing fee is being amortized is 20 years.

(2)	As a result of product registration and recall matters, we have reversed sales associated with estimated returns of affected products, recorded charges for affected inventory and recorded other registration and recall-related costs. The effects of these adjustments were charges of $51.1 million and $28.6 million for fiscal 2008 and fiscal 2009, respectively. Included within these pre-tax charges are non-cash charges pertaining to the write-down of inventory related to the destruction of goods associated with regulatory and registration matters, which were $13.3 million and $2.9 million for fiscal 2008 and fiscal 2009, respectively.

(3)	Impairment, restructuring and other charges in fiscal 2007 were $38.0 million, which included a non-cash goodwill and intangible asset impairment charge of $35.3 million, of which $29.2 million related to the Smith & Hawken goodwill and intangibles, $2.2 million for a goodwill impairment charge related to our turfgrass biotechnology program and $3.9 million was associated with information technology initiatives in our Scotts LawnService segment. The remaining $2.7 million of non-cash impairment, restructuring and other charges related to certain assets and ongoing monitoring and remediation costs associated with our turfgrass biotechnology program. Impairment, restructuring and other charges in fiscal 2008 were $136.8 million, which included a non-cash charge of $123.3 million to reflect the decline in the fair value of certain goodwill and other assets evidenced by the decline in value of our common shares and a non-cash charge of $13.5 million primarily related to leasehold improvements of Smith & Hawken. Impairment, restructuring and other charges in fiscal 2009 were $14.7 million and related to the closure process of Smith & Hawken. These charges were comprised of the termination of retail site lease obligations, agency fees, severance and benefit commitments, charges related to inventories, and impairment of retail site improvements and fixtures. Of the $14.7 million related to the closure process of Smith & Hawken, $12.7 million represented non-cash charges.

(4)	Includes non-cash stock-based compensation expense of $13.3 million, $12.5 million and $14.5 million for fiscal 2007, fiscal 2008 and fiscal 2009, respectively.

(5)	Capital expenditures include investments in property, plant and equipment and investments in intellectual property.

(6)	Adjusted EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of discontinued operations, the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items affecting net income. Our ability to generate cash flows sufficient to cover our debt service costs is essential to our ability to maintain our borrowing capacity under our senior secured credit facilities. We believe Adjusted EBITDA provides additional information for determining our ability to meet debt service requirements. The presentation of Adjusted EBITDA herein is intended to be consistent with the calculation of that measure as required by our senior secured credit facilities and used to calculate the Leverage Ratio (as defined in our senior secured credit facilities) (maximum of 3.75x at September 30, 2009 pursuant to the credit facilities) and the Interest Coverage Ratio (as defined in our senior secured credit facilities) (minimum of 3.50x for the year ended September 30, 2009 pursuant to the credit facilities). Adjusted EBITDA is not necessarily the same as the definition of “Consolidated Cash Flow” in the indenture governing the notes. Adjusted EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles (“GAAP”) and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.

The following table represents a reconciliation of net income (loss) to Adjusted EBITDA:

	Fiscal Year Ended September 30,
	2007	2008	2009
	(Dollars in millions)

Net income to Adjusted EBITDA Reconciliation
Net income (loss)	$113.4	$(10.9)	$153.3
Interest expense	70.7	82.2	56.4
Income taxes	74.7	26.7	57.4
Depreciation and amortization	67.5	70.3	60.4
Loss on impairment and other charges(a)	38.0	136.8	7.4
Smith & Hawken closure process, non-cash portion(b)	—	—	12.7
Product registration and recall matters, non-cash portion(c)	—	13.3	2.9
Costs related to refinancing	18.3	—	—

Adjusted EBITDA	$382.6	$318.4	$350.5

(a)	Loss on impairment and other charges in fiscal 2007 were $38.0 million, which included a non-cash goodwill and intangible asset impairment charge of $35.3 million, of which $29.2 million related to the Smith & Hawken goodwill and intangibles, $2.2 million for a goodwill impairment charge related to our turfgrass biotechnology program and $3.9 million was associated with information technology initiatives in our Scotts LawnService segment. The remaining $2.7 million of other non-cash charges related to certain assets and ongoing monitoring and remediation costs associated with our turfgrass biotechnology program. Loss on impairment and other charges in fiscal 2008 were $136.8 million, which included a non-cash charge of $123.3 million to reflect the decline in the fair value of certain goodwill and other assets evidenced by the decline in value of our common shares and a non-cash charge of $13.5 million primarily related to leasehold improvements of Smith & Hawken. Loss on impairment and other charges in fiscal 2009 were $7.4 million, representing non-cash charges related to the write-down of inventory necessitated by the significant decline in the market pricing and demand for professional grass seed in North America.

(b)	Represents the non-cash charges incurred in fiscal 2009 related to the closure process of Smith & Hawken. Total charges incurred in fiscal 2009 related to the closure process of Smith & Hawken were $14.7 million, comprised of the termination of retail site lease obligations, agency fees, severance and benefit commitments, charges related to inventories, and impairment of retail site improvements and fixtures. $2.0 million of non-recurring cash charges related to the closure process of Smith & Hawken has not been added back to net income to calculate Adjusted EBITDA.

(c)	Represents the non-cash charges incurred in fiscal 2008 and fiscal 2009 related to product registration and recall matters. Total charges incurred in fiscal 2008 and fiscal 2009 related to product registration and recall matters were $51.1 million and $28.6 million, respectively, and were comprised of reversed sales associated with estimated returns of affected products, charges for affected inventory and other registration and recall-related costs. $37.8 million and $25.7 million of non-recurring cash charges have not been added back to net income to calculate Adjusted EBITDA in fiscal 2008 and fiscal 2009, respectively.

(7)	Earnings consist of income before income taxes, fixed charges, amortization of capitalized interest, adjustments for minority interests in consolidated subsidiaries and distributed earnings of equity method investees less interest capitalized. Fixed charges consist of interest on borrowings, amortization of deferred financing costs, capitalized interest, the proportion deemed representative of the interest factor within rent expense and interest on deposits. We did not have any preferred shares outstanding during the periods indicated.

For fiscal 2009, after giving pro forma effect to this offering and the use of proceeds thereof as described in this prospectus supplement as if they occurred at the beginning of the period, our ratio of earnings to fixed charges would have been 3.2x.

(8)	Working capital is defined as current assets less current liabilities.

(9)	Net debt is defined as total debt less cash and cash equivalents.

(10)	Adjusted to give effect to this offering and the use of proceeds therefrom as described in this prospectus supplement as if they occurred at the beginning of the period for statement of operations data and at period end for balance sheet data.

(11)	Eliminates interest on borrowings under our senior secured revolving credit facility that are being repaid and reflects additional interest related to the notes offered hereby.

RISK FACTORS

An investment in the notes involves risks. You should consider carefully the risk factors included below as well as those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes. Some of these factors relate principally to our business. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also have a material adverse effect on our business and operations. If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you may lose all or part of your original investment.

Risks Relating to Our Business

The ongoing governmental investigations regarding our compliance with FIFRA could adversely affect our financial condition, results of operations or cash flows.

Our products that contain pesticides must comply with FIFRA and be registered with the U.S. Environmental Protection Agency (the “U.S. EPA”) (and similar state agencies) before they can be sold or distributed. In April 2008, we became aware that a former associate apparently deliberately circumvented Company policies and U.S. EPA regulations under FIFRA by failing to obtain valid registrations for products and/or causing invalid product registration forms to be submitted to regulators. Since that time, internal and third-party reviews have identified additional potential pesticide product registration issues (some of which appear unrelated to the actions of the former associate) and we have been cooperating with both the U.S. EPA and the U.S. Department of Justice (the “U.S. DOJ”) in related civil and criminal investigations into the pesticide product registration issues.

In connection with the registration investigations and FIFRA compliance review process, we have recorded, and in the future expect to record, charges and costs for estimated retailer inventory returns, consumer returns and replacement costs, costs to rework existing products, inventory write-downs and legal and professional fees and costs associated with administration of the registration investigations and compliance review process. Because these expected future charges are based on estimates, they may increase as a result of numerous factors, many of which are beyond our control, including the number and type of legal or regulatory proceedings relating to the registration investigations and FIFRA compliance review process and regulatory or judicial orders or decrees that may require us to take certain actions in connection with the registration investigations and FIFRA compliance review process or to pay civil or criminal fines and/or penalties at the state and/or federal level.

The U.S. EPA and U.S. DOJ investigations continue and may result in future state, federal or private actions including fines and/or penalties with respect to known or potential additional product registration issues. Until the U.S. EPA and U.S. DOJ investigations are complete, we cannot reasonably determine the scope or magnitude of possible liabilities that could result from known or potential product registration issues, and no reserves for these potential liabilities have been established as of September 30, 2009. However, it is possible that such liabilities, including fines, penalties, judgments and/or litigation costs could be material and have an adverse effect on our financial condition, results of operations or cash flows.

There can be no assurance that the ultimate outcome of the investigations will not result in further action against us, whether administrative, civil or criminal, by the U.S. EPA, the U.S. DOJ, state regulatory agencies or private litigants, and any such action, in addition to the costs we have incurred and would continue to incur in connection therewith, could materially and adversely affect our financial condition, results of operations or cash flows. For example, the realization of a significant fine, penalty or judgment against us could materially affect our ability to remain in compliance with the leverage ratio or other covenants of our senior secured credit facilities, potentially causing us to have to seek an amendment or waiver from our lending group, which may increase our costs of borrowing.

Product recalls, our inability to ship, sell or transport affected products and the on-going governmental investigations may harm our reputation and acceptance of our products by our retail customers and consumers, which may materially and adversely affect our business operations, decrease sales and increase costs.

Compliance with environmental and other public health regulations could increase our costs of doing business or limit our ability to market all of our products.

Local, state, federal and foreign laws and regulations relating to environmental matters affect us in several ways. In the United States, all products containing pesticides must comply with FIFRA and be registered with the U.S. EPA (and similar state agencies) before they can be sold or distributed. The inability to obtain or maintain such compliance, or the cancellation of any registration, could have an adverse effect on our business, the severity of which would depend on the products involved, whether another product could be substituted and whether our competitors were similarly affected. We attempt to anticipate regulatory developments and maintain registrations of, and access to, substitute active ingredients, but there can be no assurance that we will be able to avoid or reduce these risks. In the European Union (the “EU”), the European Parliament has adopted various forms of regulation which may substantially restrict or eliminate our ability to market and sell certain of our consumer and professional pesticide products in their current form in the EU. In addition, in Canada, regulations have been adopted by several provinces that substantially restrict our ability to market and sell certain of our consumer pesticide products.

Under the Food Quality Protection Act, enacted by the U.S. Congress in 1996, food-use pesticides are evaluated to determine whether there is reasonable certainty that no harm will result from the cumulative effects of pesticide exposures. Under this Act, the U.S. EPA is evaluating the cumulative risks from dietary and non-dietary exposures to pesticides. The pesticides in our products, certain of which may be used on crops processed into various food products, are typically manufactured by independent third parties and continue to be evaluated by the U.S. EPA as part of this exposure risk assessment. The U.S. EPA or the third-party registrant may decide that a pesticide we use in our products will be limited or made unavailable to us. For example, in December 2000, the U.S. EPA reached agreement with various parties, including manufacturers of the active ingredient diazinon, regarding a phased withdrawal from retailers by December 2004 of residential uses of products containing diazinon, which was also used in our lawn and garden products. We cannot predict the outcome or the severity of the effect of continuing evaluations.

In addition, the use of certain pesticide and fertilizer products is regulated by various local, state, federal and foreign environmental and public health agencies. These regulations may include requirements that only certified or professional users apply the product or that certain products be used only on certain types of locations, require users to post notices on properties to which products have been or will be applied, or require notification to individuals in the vicinity that products will be applied in the future or ban the use of certain ingredients. Even if we are able to comply with all such regulations and obtain all necessary registrations, we cannot provide assurance that our products, particularly pesticide products, will not cause injury to the environment or to people under all circumstances. The costs of compliance, remediation or products liability have adversely affected operating results in the past and could materially adversely affect future quarterly or annual operating results.

Perceptions that the products we produce and market are not safe could adversely affect us and contribute to the risk we will be subjected to legal action. We manufacture and market a number of complex chemical products, such as fertilizers, certain growing media, herbicides and pesticides. On occasion, allegations are made that some of our products have failed to perform up to expectations or have caused damage or injury to individuals or property. Based on reports of contamination at a third-party supplier’s vermiculite mine, the public may perceive that some of our products manufactured in the past using vermiculite are or may be contaminated. Public perception that our products are not safe, whether justified or not, could impair our reputation, involve us in litigation, damage our brand names and have a material adverse effect on our business.

The harvesting of peat for our growing media business has come under increasing regulatory and environmental scrutiny. In the United States, state regulations frequently require us to limit our harvesting and to restore the property to an agreed-upon condition. In some locations, we have been required to create water retention ponds to control the sediment content of discharged water. In the United Kingdom, our peat extraction efforts are also the subject of regulation.

In addition to the regulations already described, local, state, federal and foreign agencies regulate the disposal, transport, handling and storage of waste, remediation of contaminated sites, air and water discharges from our facilities, and workplace health and safety.

Under certain environmental laws, we may be liable for the costs of investigation, and remediation of certain regulated materials, as well as related costs of investigation and damage to natural resources, at various properties, including our current and former properties, as well as offsite waste handling or disposal sites that we have used. Liability may be imposed upon us without regard to whether we knew of or caused the presence of such materials and, under certain circumstances, on a joint and several basis. There can be no assurances that any such locations, or locations that we may acquire in the future, will not result in liability to us under such laws or expose us to third party actions such as tort suits based on alleged conduct or environmental conditions.

The adequacy of our current non-FIFRA compliance related environmental reserves and future provisions is based on our operating in substantial compliance with applicable environmental and public health laws and regulations, as well as the assumptions that we have both identified all of the significant sites that must be remediated and that there are no significant conditions of potential contamination that are unknown to us.

If there is a significant change in the facts and circumstances surrounding these assumptions, or in current enforcement policies or requirements, or if we are found not to be in substantial compliance with applicable environmental and public health laws and regulations, there could be a material adverse impact on future environmental capital expenditures and other environmental expenses and our financial condition, results of operations or cash flows.

Increases in the prices of certain raw materials could adversely affect our results of operations.

Our ability to manage our cost structure can be adversely affected by movements in commodity and other raw material prices. Market conditions may limit our ability to raise selling prices to offset increases in our raw material costs. The uniqueness of our technologies can limit our ability to locate or utilize alternative inputs for certain products. For certain inputs, new sources of supply may have to be qualified under regulatory standards, which can require additional investment and delay bringing a product to market.

We face risks related to the current economic crisis.

The continued credit crisis and related turmoil in the global financial system may have an impact on our business and our financial condition. Global economic conditions have significantly impacted economic markets generally with certain sectors, including financial industries and retail business being particularly impacted. Our ability to generate revenue depends significantly on discretionary consumer spending. It is difficult to predict new general economic conditions that could impact consumer and customer demand for our products or our ability to manage normal commercial relationships with our customers, suppliers and creditors. If the current situation deteriorates significantly, our business could be negatively impacted, including as a result of reduced demand for our products or supplier or customer disruptions. Any significant decrease in discretionary consumer spending could have a material adverse effect on our revenues, results of operations and financial condition.

The highly competitive nature of our markets could adversely affect our ability to grow or maintain revenues.

Each of our segments participates in markets that are highly competitive. Our products compete against national and regional products and private label products produced by various suppliers. Many of our competitors sell their products at prices lower than ours. Our most price sensitive customers may be more likely to trade down to lower price point products in a more challenging economic environment. We compete primarily on the basis of product innovation, product quality, product performance, value, brand strength, supply chain competency, field sales support, the strength of our relationships with major retailers and advertising. Some of our competitors have significant financial resources. The strong competition that we face in all of our markets may prevent us from achieving our revenue goals, which may have a material adverse effect on our financial condition, results of operations or cash flows. Our inability to continue to develop and grow brands with leading market positions, maintain our relationships with key retailers and deliver products on a reliable basis at competitive prices could have a material adverse effect on us.

In addition, our future success will depend, in part, upon our ability to improve our existing products and to develop, manufacture and market new, innovative products to meet evolving consumer needs. We cannot assure you that we will be successful in the development, manufacturing and marketing of any new products or product innovations, or that we will develop and market in a timely manner innovations to our existing products which satisfy customer needs or achieve market acceptance. If we fail to successfully develop, manufacture and market new or enhanced products or develop product innovations, our ability to maintain or grow our market share may be adversely affected, which in turn could materially adversely affect our business, financial condition and results of operations.

Because of the concentration of our sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, our top customers could adversely affect our financial results.

Global Consumer net sales represented approximately 78% of our worldwide net sales in fiscal 2009. Our top three North American retail customers together accounted for 70% of our Global Consumer segment fiscal 2009 net sales and 42% of our outstanding accounts receivable as of September 30, 2009. Home Depot, Lowe’s and Walmart represented approximately 33%, 19% and 18%, respectively, of our fiscal 2009 Global Consumer net sales. The loss of, or reduction in orders from, Home Depot, Lowe’s, Walmart or any other significant customer could have a material adverse effect on our business, financial condition, results of operations or cash flows, as could customer disputes regarding shipments, fees, merchandise condition or related matters. Our inability to collect accounts receivable from one of our major customers, or a significant deterioration in the financial condition of one of these customers, including a bankruptcy filing or a liquidation, could also have a material adverse effect on our financial condition, results of operations or cash flows.

We do not have long-term sales agreements with, or other contractual assurances as to future sales to, any of our major retail customers. In addition, continued consolidation in the retail industry has resulted in an increasingly concentrated retail base, and as a result, we are significantly dependent upon key retailers whose bargaining strength is strong. To the extent such concentration continues to occur, our net sales and income from operations may be increasingly sensitive to deterioration in the financial condition of, or other adverse developments involving our relationship with, one or more of our customers. In addition, our business may be negatively affected by changes in the policies of our retailers, such as inventory destocking, limitations on access to shelf space, price demands and other conditions.

Adverse weather conditions could adversely impact financial results.

Weather conditions in North America and Europe can have a significant impact on the timing of sales in the spring selling season and overall annual sales. An abnormally wet and/or cold spring throughout North America or Europe could adversely affect both fertilizer and pesticide sales and, therefore, our financial results.

Our historical seasonality could impair our ability to pay obligations as they come due, including our operating expenses.

Because our products are used primarily in the spring and summer, our business is highly seasonal. For the past three fiscal years, 70% to 75% of our annual net sales have occurred in the second and third fiscal quarters combined. Our working capital needs and borrowings typically peak during the initial weeks of our third fiscal quarter because we are incurring expenditures in preparation for the spring selling season, while the majority of our revenue collections occur later in our third fiscal quarter. If cash on hand is insufficient to pay our obligations as they come due, including interest payments or operating expenses, at a time when we are unable to draw on our senior secured revolving credit facility, this seasonality could have a material adverse effect on our ability to conduct our business. Adverse weather conditions could heighten this risk.

Our significant international operations make us susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation.

We currently operate manufacturing, sales and service facilities outside of the United States, particularly in Canada, France, the United Kingdom, Germany and the Netherlands. In fiscal 2009, international net sales, including Canada, accounted for approximately 19% of our total net sales. Accordingly, we are subject to risks associated with operating in foreign countries, including:

•	fluctuations in currency exchange rates;

•	limitations on the remittance of dividends and other payments by foreign subsidiaries;

•	additional costs of compliance with local regulations;

•	historically, in certain countries, higher rates of inflation than in the United States;

•	changes in the economic conditions or consumer preferences or demand for our products in these markets;

•	restrictive actions by multi-national governing bodies, foreign governments or subdivisions thereof;

•	changes in foreign labor laws and regulations affecting our ability to hire and retain employees;

•	changes in U.S. and foreign laws regarding trade and investment;

•	less robust protection of our intellectual property under foreign laws; and

•	difficulty in obtaining distribution and support for our products.

In addition, our operations outside the United States are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, potential difficulties in staffing and managing local operations and potentially adverse tax consequences. The costs related to our international and Canadian operations could adversely affect our results of operations, financial condition or cash flows in the future.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

Our ability to compete effectively depends in part on our rights to service marks, trademarks, trade names and other intellectual property rights we own or license, particularly our registered brand names and issued patents. We have not sought to register every one of our marks either in the United States or in every country in which they are used. Furthermore, because of the differences in foreign trademark, patent and other intellectual property or proprietary rights laws, we may not receive the same protection in other countries as we would in the United States with respect to the registered brand names and issued patents we hold. If we are unable to protect our intellectual property, proprietary information and/or brand names, we could suffer a material adverse effect on our business, financial condition or results of operations.

Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products or services infringe their intellectual property rights. Any litigation or claims brought by or against us could result in substantial costs and diversion of our resources. A successful claim of trademark, patent or other intellectual property infringement against us, or any other successful challenge to the use of our intellectual property, could subject us to damages or prevent us from providing certain products or services under our recognized brand names, which could have a material adverse effect on our business, financial condition or results of operations.

We depend on key personnel and may not be able to retain those employees or recruit additional qualified personnel.

We are highly dependent on the continuing efforts of our senior management team and other key personnel. Our businesses, financial condition and results of operations could be materially adversely affected if we lose the services of more than one of these persons in a short period of time and are unable to attract and retain qualified replacements.

If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products without being required to pay any termination fee, we would lose a substantial source of future earnings and overhead expense absorption.

If we were to commit a serious default under the Marketing Agreement with Monsanto Company for consumer Roundup products, Monsanto may have the right to terminate the Marketing Agreement. If Monsanto were to terminate the Marketing Agreement for cause, we would not be entitled to any termination fee, and we would lose all, or a substantial portion, of the significant source of earnings and overhead expense absorption the Marketing Agreement provides. Monsanto may also be able to terminate the Marketing Agreement within a given region, including North America, without paying us a termination fee if unit volume sales to consumers in that region decline: (i) over a cumulative three-fiscal-year period; or (ii) by more than 5% for each of two consecutive years.

Hagedorn Partnership, L.P. beneficially owns approximately 31% of our outstanding common shares on a fully diluted basis and can significantly influence decisions that require the approval of shareholders, whether or not such decisions are in the best interests of other shareholders or noteholders.

Hagedorn Partnership, L.P. beneficially owned approximately 31% of our outstanding common shares on a fully diluted basis as of November 20, 2009. As a result, it has sufficient voting power to significantly influence the election of directors and the approval of other actions requiring the approval of our shareholders, including the entering into of certain corporate transactions. Hagedorn Partnership, L.P. may have an interest in our pursuing transactions that it believes may enhance the value of its equity investment in us, even though such transactions may involve increased risks to us or the holders of the notes.

Risks Relating to Investment in the Notes

Our substantial indebtedness could limit our flexibility, adversely affect our financial condition and prevent us from making payments on the notes.

We have, and after this offering will continue to have, a substantial amount of debt. As of September 30, 2009, after giving effect to this offering and the use of proceeds therefrom, we would have had approximately $815.3 million of debt outstanding (excluding $35.9 million of letters of credit outstanding) and approximately $1,417.0 million of debt would have been available to be borrowed under our senior secured revolving credit facility. Our inability to meet restrictive financial and non-financial covenants associated with that debt, or to generate sufficient cash flow to repay maturing debt, could adversely affect our financial condition. For example, our debt level could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	make us more vulnerable to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of cash flows from operating activities to payments on our indebtedness, which would reduce the cash flows available to fund working capital, capital expenditures, advertising, research and development efforts and other general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limit our ability to borrow additional funds;

•	expose us to risks inherent in interest rate fluctuations because some of our borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

Our ability to make payments and to refinance our indebtedness, fund planned capital expenditures and acquisitions and pay dividends will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operating activities or that future borrowings will be available to us under our senior secured credit facilities in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. Our senior secured credit facilities mature in 2012. We will need to refinance all or a portion of our indebtedness under our senior secured credit facilities on or before maturity. We also cannot assure you that we will be able to refinance our indebtedness or that we will be able to refinance it on commercially reasonable terms or terms consistent with the terms currently in place. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could restrict our business operations.

Our senior secured credit facilities contain restrictive covenants and cross-default provisions and require us to maintain specified financial ratios. Our ability to comply with those covenants and satisfy those financial ratios can be affected by events beyond our control. A breach of any of those financial ratio covenants or other covenants could result in a default. Upon the occurrence of such an event of default, the lenders could elect to declare all of the outstanding indebtedness immediately due and payable and terminate all commitments to extend further credit. We cannot assure you that our lenders would waive a default or that we could pay the indebtedness in full if it were accelerated. See “Description of Other Indebtedness.”

Subject to compliance with certain covenants under our senior secured credit facilities and the indenture governing the notes, we may incur additional debt in the future. If we incur additional debt, the risks described above could intensify.

The notes and the guarantees will be unsecured.

The notes and the guarantees will not be secured by any of our or our subsidiaries’ assets. The indenture governing the notes permits us and our subsidiaries to incur secured debt, including pursuant to our senior secured credit facilities and other forms of secured debt. As a result, the notes and the guarantees will be effectively subordinated to all of our and the subsidiary guarantors’ secured obligations to the extent of the value of the assets securing such obligations. As of September 30, 2009, after giving effect to this offering and the use of proceeds therefrom, we would have had total secured debt of approximately $604.4 million (excluding $35.9 million of letters of credit outstanding), and approximately $1,417.0 million of additional secured debt would have been available to be borrowed under our senior secured revolving credit facility.

If we or the subsidiary guarantors were to become insolvent or otherwise fail to make payment on the notes or the guarantees, holders of any of our or the subsidiary guarantors’ secured obligations would be paid first out of the proceeds of the assets securing such obligations before the holders of the notes would receive any payments from the remaining proceeds, if any. You may therefore not be fully repaid if we or the subsidiary guarantors become insolvent or otherwise fail to make payment on the notes.

We may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that we believe will maximize equity returns of our shareholders but may involve risks to holders of the notes.

From time to time, we consider opportunities for acquisitions of businesses, product lines or other assets, dispositions of all or part of one or more of our businesses other than our core Global Consumer business (including our Global Professional business and/or Scotts LawnService) and other strategic transactions. These transactions may involve risks, such as risks of integration of acquired businesses and loss of cash flows and market positions of disposed businesses. In addition, if our business performs according to our financial plan, subject to the discretion of our board of directors and to market and other conditions we may, over time, significantly increase the rate of dividends on, and the amount of repurchases of, our common shares. Under the indenture for the notes, we will have substantial flexibility to effect these transactions, including an unlimited ability to effect dividends, share repurchases and investments if our “Leverage Ratio” (as defined in the indenture) is less than 2.25 to 1.00 on a pro forma basis. See “Description of the Notes — Certain Covenants — Restricted Payments.” There can be no assurance that we will effect any of these transactions, but, if we do, risks to the holders of the notes may be increased, possibly materially.

Federal and state statutes may allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from subsidiary guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be deemed a fraudulent transfer if the subsidiary guarantor received less than a reasonably equivalent value in exchange for giving the guarantee and:

•	was insolvent on the date that it gave the guarantee or became insolvent as a result of giving the guarantee;

•	was engaged in a business or transaction, or was about to engage in a business or transaction, for which property remaining with the guarantor constituted an unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts that would be beyond the guarantor’s ability to pay as those debts matured.

A guarantee could also be deemed a fraudulent transfer if it was given with actual intent to hinder, delay or defraud any entity to which the subsidiary guarantor was or became, on or after the date the guarantee was given, indebted.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, is greater than all its assets, at a fair valuation;

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot predict:

•	what standard a court would apply in order to determine whether a subsidiary guarantor was insolvent as of the date it issued the guarantee or whether, regardless of the method of valuation, a court would determine that the subsidiary guarantor was insolvent on that date; or

•	whether a court would determine that the payments under the guarantee constituted fraudulent transfers or conveyances on other grounds.

The indenture will contain a “savings clause” intended to limit each subsidiary guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. There can be no assurance that this provision will be upheld as intended. In a recent case, the U.S. Bankruptcy Court in the Southern District of Florida found this kind of provision in that case to be ineffective, and held the subsidiary guarantees to be fraudulent transfers and voided them in their entirety.

If a guarantee is deemed to be a fraudulent transfer, it could be voided altogether, or it could be subordinated to all other debts of the subsidiary guarantor. In such case, any payment by the subsidiary guarantor pursuant to its guarantee could be required to be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor. If a guarantee is voided or held unenforceable for any other reason, holders of the notes would cease to have a claim against the subsidiary guarantor based on the guarantee and would be creditors only of the Company and any subsidiary guarantor whose guarantee was not similarly voided or otherwise held unenforceable.

We may not have sufficient funds to purchase notes upon a change of control.

If there is a change of control under the terms of the indenture governing the notes, each holder of notes may require us to purchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the date of purchase. In order to purchase any outstanding notes, we might have to refinance our outstanding indebtedness, which we might not be able to do. Even if we were able to refinance our other indebtedness, any financing might be on terms unfavorable to us. In addition, our senior secured credit facilities provide that the occurrence of certain kinds of change of control events will constitute a default under our senior secured credit facilities. We cannot assure you that we will have the financial ability to purchase outstanding notes upon the occurrence of a change of control. See “Description of the Notes — Repurchase at the Option of Holders — Offer to Repurchase upon Change of Control.”

Investors may find it difficult to trade the notes.

The notes are a new issue of securities, and there is currently no public market for the notes. We do not intend to apply for listing of the notes on any securities exchange. Although the underwriters have informed us that they intend to make a market in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Any such market-making will be subject to the limitations imposed by the Securities Act and the Exchange Act.

In addition, we cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the notes. Future trading prices of the notes will depend on many factors, including:

•	our operating performance, prospects and financial condition or the operating performance, prospects and financial condition of companies in our industry generally;

•	the interest of securities dealers in making a market for the notes; and

•	the market for similar securities.

It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on the holders of the notes, regardless of our prospects and financial performance.

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and the market price of the notes.

Credit rating agencies rate the notes based on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of the notes or placing us on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of the notes.

Not all of our subsidiaries guarantee our obligations under the notes, and the assets of the non-guarantor subsidiaries may not be available to make payments on the notes.

Our present and future foreign subsidiaries and certain of our domestic subsidiaries will not be guarantors of the notes. Payments on the notes are only required to be made by the subsidiary guarantors and us. As a result, no payments are required to be made from the assets of subsidiaries that do not guarantee the notes, unless those assets are transferred by dividend or otherwise to us or a subsidiary guarantor. Our non-guarantor subsidiaries generated approximately 19% of our total net sales and 10% of our consolidated operating income for the fiscal year ended September 30, 2009 and held approximately 26% of our consolidated assets as of September 30, 2009. As of September 30, 2009, the notes and the guarantees would have been structurally subordinated to approximately $222.2 million of indebtedness of the non-guarantor subsidiaries, all of which was incurred under our senior secured credit facilities.

In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness, including their trade creditors and other obligations, will be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, the notes are effectively subordinated to all the liabilities of the non-guarantor subsidiaries.

USE OF PROCEEDS

The net proceeds from this offering, after deducting underwriting discounts and estimated expenses of the offering, will be approximately $193.3 million. We intend to use the net proceeds from this offering to repay borrowings under our senior secured revolving credit facility. Amounts repaid under the senior secured revolving credit facility may be re-borrowed.

As of September 30, 2009, the total outstanding balance under our senior secured credit facilities was approximately $786.8 million, including $330.4 million under our senior secured revolving credit facility. Borrowings under the senior secured revolving credit facility bear interest at a rate equal to the sum of a base LIBOR rate, which varies based on whether we select a one-month or three-month LIBOR period, and a margin of 1.25%. The average interest rate for the senior secured revolving credit facility was 1.66% per annum as of September 30, 2009. The senior secured revolving credit facility matures on February 7, 2012.

The underwriters and certain of their affiliates may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business. In addition, because we expect that more than 5% of the net proceeds of this offering may be received by certain of the underwriters’ affiliates that are lenders under our senior secured revolving credit facility, this offering is being conducted in accordance with the applicable requirements of NASD Rule 2720 and FINRA Rule 5110 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. As a result of this conflict of interest, Scotia Capital (USA) Inc. has agreed to act as the qualified independent underwriter with respect to this offering. See “Underwriting.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2009:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of the notes offered hereby.

You should read this table in conjunction with our consolidated financial statements and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of
	September 30, 2009
	Actual	As Adjusted(1)
	(Dollars in millions)

Cash and cash equivalents	$71.6	$71.6

Long-term debt (including current portion):
Senior secured credit facilities:
Revolving credit facility(2)	$330.4	$137.1
Term loan facility	456.4	456.4
Master accounts receivable purchase agreement(3)	4.2	4.2
Notes due to sellers	11.0	11.0
Foreign bank borrowings and term loans	0.5	0.5
Other debt	7.6	7.6
Notes offered hereby(4)	—	198.5

Total long-term debt	810.1	815.3
Total shareholders’ equity	584.5	584.5

Total capitalization	$1,394.6	$1,399.8

(1)	As adjusted for the issuance of the notes offered hereby and application of the net proceeds of the offering to repay borrowings under our senior secured revolving credit facility.

(2)	Our senior secured revolving credit facility has a maximum availability of $1.59 billion. The amount outstanding under our senior secured revolving credit facility as of September 30, 2009 excludes $35.9 million of letters of credit outstanding. As adjusted to give effect to this offering and the use of proceeds described herein, we would have been able to borrow up to approximately $1,417.0 million under our senior secured revolving credit facility as of September 30, 2009. See “Description of Other Indebtedness — Senior Secured Credit Facilities.”

(3)	The master accounts receivable purchase agreement provides for the discounted sale, on an uncommitted, revolving basis, of accounts receivable generated by a specified account debtor, subject to monthly limits, and with aggregate limits not to exceed $80 million. See “Description of Other Indebtedness — Master Accounts Receivable Purchase Agreement.”

(4)	The $200 million aggregate principal amount of notes offered hereby will be recorded net of discount of approximately $1.5 million.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

General

In February 2007, we entered into a senior secured five-year revolving credit facility which allows us to borrow an aggregate principal amount of up to $1.59 billion and a senior secured five-year term loan facility in the principal amount of $560.0 million. We may increase the revolving credit and/or term credit commitments by up to an aggregate of $200.0 million, subject to receipt of commitments from existing or new lenders. The senior secured credit facilities mature on February 7, 2012. Up to $65.0 million of the senior secured revolving credit facility is available for letters of credit.

Security; Ranking and Guarantees

Our senior secured credit facilities are secured by first priority security interests in collateral pledged by us and certain of our direct and indirect subsidiaries which includes substantially all domestic accounts receivables (exclusive of any “sold” receivables), inventory and equipment and ownership interests in certain subsidiaries.

The obligations under the senior secured credit facilities are guaranteed by certain of our subsidiaries. The same subsidiaries that have guaranteed our obligations under the senior secured credit facilities will guarantee the notes offered for sale pursuant to this prospectus supplement.

Prepayments

Unless the required lenders otherwise agree, the term loan facility is subject to mandatory prepayment, in the amount of the net proceeds received, if (i) any indebtedness (other than indebtedness permitted under the senior secured credit facilities) is incurred by us or any of our subsidiaries or (ii) on any date we or any of our subsidiaries receive net cash proceeds from any asset sale or recovery event unless we comply with certain reinvestment provisions or we maintain a “corporate credit rating,” in the case of Standard & Poor’s Ratings Services (“S&P”), or a “corporate family rating,” in the case of Moody’s Investors Service, Inc. (“Moody’s”), of (a) at least BB+ by S&P and at least Ba1 by Moody’s or (b) at least BBB- by S&P or at least Baa3 by Moody’s, in each case with a stable outlook.

Voluntary prepayments under either the term loan facility or the senior secured revolving credit facility may be made in whole or in part without premium or penalty upon notice.

Interest and Fees

Our senior secured credit facilities accrue interest at per annum rates equal to (i) a LIBOR rate plus a margin ranging from 0.625% to 1.500% based on a Leverage Ratio (as defined in our senior secured credit facilities) or (ii) the greater of (a) the prime rate and (b) the Federal Funds Effective Rate (as defined in our senior secured credit facilities) plus 1/2 of 1%; plus a margin ranging from zero percent to 0.500% based on the Leverage Ratio. Commitment fees are paid quarterly and are calculated as an amount equal to the product of a rate per annum ranging from 0.175% to 0.350% based on the Leverage Ratio and the average daily unused portion of the senior secured revolving credit facility.

We are required to pay (i) participation fees and fronting fees in respect of each letter of credit and (ii) other customary fees in respect of the senior secured revolving credit facility.

Covenants

The terms of our senior secured credit facilities include negative covenants setting forth limitations, subject to negotiated exceptions, on: (i) liens; (ii) contingent obligations; (iii) fundamental changes; (iv) acquisitions, investments, loans and advances; (v) indebtedness; (vi) restrictions on subsidiary distributions; (vii) transactions with affiliates and officers; (viii) sales of assets; (ix) sale and leaseback transactions;

(x) changing our fiscal year end; (xi) modifications of certain debt instruments; (xii) negative pledge clauses; (xiii) entering into new lines of business; and (xiv) restricted payments (which restricts dividend payments to $55 million annually based on our current Leverage Ratio). Our senior secured credit facilities also provide for customary representations and warranties and affirmative covenants and further require the maintenance of a specified Leverage Ratio and Interest Coverage Ratio (as defined in our credit facilities). As of September 30, 2009, we were in compliance with the covenants under our senior secured credit facilities.

Events of Default

The terms of our senior secured credit facilities include customary events of default, including, (i) non-payment of principal when due; (ii) non-payment of interest, fees or other amounts after a grace period; (iii) failure of any representation or warranty to be true in all material respects when made or deemed made; (iv) failure to maintain financial ratios; (v) violation of any other covenants subject to a grace period; (vi) defaults under other debt instruments or contingent obligations in excess of $75 million, including a default under the notes offered in this prospectus supplement; (vii) commencement of bankruptcy or similar proceedings by or on behalf of us or one of our material subsidiaries; (viii) change of control; (ix) judgments entered against us or any of our material subsidiaries involving a liability in excess of $75 million; (x) failure of any security document to remain in full force and effect in accordance with its terms; and (xi) certain ERISA violations.

Master Accounts Receivable Purchase Agreement

In May 2009, we entered into a master accounts receivable purchase agreement with a stated termination date of May 1, 2010, or such later date as may be mutually agreed by us and our lender. This agreement provides for the discounted sale, on an uncommitted, revolving basis, of accounts receivable generated by a specified account debtor, subject to monthly limits, and with aggregate limits not to exceed $80 million. This agreement provides for an interest rate equal to the 7-day LIBOR rate plus 225 basis points. We account for the sale of these receivables as short-term debt and continue to carry these receivables on our consolidated balance sheet in accordance with GAAP, primarily as a result of our right to repurchase receivables sold under this agreement. As of September 30, 2009, $17.0 million represents the pool of receivables that have been designated as “sold” under this agreement and serve as collateral for short-term debt thereunder of $4.2 million. As of September 30, 2009, we were in compliance with the terms of this agreement.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the caption “— Certain Definitions.” In this description, the words “Company,” “Issuer,” “Scotts,” “us,” “we” and “our” refer only to The Scotts Miracle-Gro Company and not to any of its subsidiaries.

The Notes will be issued under a base indenture (the “Base Indenture”) and supplemental indenture (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), each to be dated as of the Issue Date, among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The Indenture has been filed as an exhibit to the registration statement of which this prospectus supplement is a part.

A registered holder of a Note (each, a “Holder”) will be treated as its owner for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantees

The Notes

These Notes will be:

•	general unsecured obligations of the Company;

•	pari passu in right of payment with all of the Company’s existing and future unsecured, unsubordinated Indebtedness;

•	effectively subordinated to all of the Company’s existing and future secured Indebtedness, including the Credit Agreement, to the extent of the value of the assets securing such Indebtedness;

•	senior in right of payment to any of the Company’s future Indebtedness that is, by its terms, expressly subordinated in right of payment to the Notes; and

•	structurally subordinated to all liabilities of the Company’s Subsidiaries that are not Guarantors.

The Subsidiary Guarantees

As of the Issue Date, the Notes will be guaranteed by all of the Restricted Subsidiaries of the Company that are guarantors under the Credit Agreement.

The Guarantees of the Notes will be:

•	general unsecured obligations of each Guarantor;

•	pari passu in right of payment with all existing and future unsecured, unsubordinated Indebtedness of each Guarantor;

•	senior in right of payment to any future Indebtedness of each Guarantor that is, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantee of such Guarantor; and

•	effectively subordinated to any secured Indebtedness of each Guarantor (including each Guarantor’s guarantee of the Credit Agreement) to the extent of the value of the assets securing such Indebtedness.

The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment for distribution under its Subsidiary Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor. See “Risk Factors — Risks Relating to Investment in the Notes — Federal and state statutes may allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from subsidiary guarantors.”

As of September 30, 2009, after giving effect to this offering and the use of proceeds therefrom, the Company and the Guarantors would have had total secured Indebtedness of approximately $604.4 million (excluding letters of credit of $35.9 million), and $1,417.0 million of additional secured Indebtedness would have been available to be borrowed under the revolving portion of the Credit Agreement. The Indenture permits us and the Guarantors to incur additional Indebtedness, including secured Indebtedness. As of the date hereof, all of our subsidiaries, including our Foreign Subsidiaries, are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Restricted Payments,” we are permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture and will not guarantee these Notes. As of the Issue Date, all of our Subsidiaries, except for our Foreign Subsidiaries and Scotts Global Services, Inc., an Ohio corporation; SMGM LLC, an Ohio limited liability company; SMG Brands, Inc., a Delaware corporation; and Scotts Global Investments, Inc., a Delaware corporation, will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of September 30, 2009, the non-guarantor subsidiaries had total Indebtedness of approximately $222.2 million, all of which was incurred under the Credit Agreement. The non-guarantor subsidiaries generated approximately 19% of our total net sales and 10% of our consolidated operating income for the fiscal year ended September 30, 2009 and held approximately 26% of our consolidated assets as of September 30, 2009.

The Subsidiary Guarantee of a Guarantor will be released:

(1) upon any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), in accordance with the Indenture, to any Person other than the Company or any Restricted Subsidiary;

(2) if such Guarantor merges with and into the Company, with the Company surviving such merger;

(3) if such Guarantor is designated an Unrestricted Subsidiary in accordance with the Indenture or otherwise ceases to be a Restricted Subsidiary (including by way of liquidation or dissolution) in a transaction permitted by the Indenture;

(4) if we exercise our Legal Defeasance option or Covenant Defeasance option as described under “— Legal Defeasance and Covenant Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture as described under “— Satisfaction and Discharge”; or

(5) if such Guarantor ceases to be a Wholly Owned Restricted Subsidiary and such Guarantor is not otherwise required to provide a Subsidiary Guarantee of the Notes pursuant to the provisions described under “— Certain Covenants — Additional Subsidiary Guarantees.”

Principal, Maturity and Interest

The Base Indenture does not limit the maximum aggregate principal amount of Notes or other debt securities that the Company may issue thereunder. The Company will issue an aggregate principal amount of $200 million of Notes in this offering pursuant to a supplemental indenture. The Notes are a series of senior debt securities that the Company may issue under the Base Indenture. From time to time after this offering, the Company may issue additional Notes (the “Additional Notes”) having identical terms and conditions as the Notes being issued in this offering except for issue date, issue price and first interest payment date. The Notes and any Additional Notes subsequently issued would be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments, redemption and offers to purchase. Any offering of Additional Notes under the Indenture is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on January 15, 2018.

Interest on the Notes will accrue at the rate of 7.25% per annum from the Issue Date. Interest is payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2010. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding January 1 and July 1.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on the Notes owned by such Holder in accordance with those instructions. All other payments on these Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their respective addresses set forth in the register of Holders.

We will pay principal of, premium, if any, and interest on, the Notes in global form registered in the name of The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Notes.

Paying Agent and Registrar for the Notes

The Trustee is currently the Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Optional Redemption

On or after January 15, 2014, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Redemption Year	Price

2014	103.625%
2015	101.813%
2016 and thereafter	100.000%

Prior to January 15, 2013, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 107.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding after each such redemption; and

(2) the redemption occurs within 60 days after the closing of such Equity Offering.

In addition, at any time prior to January 15, 2014, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the redemption date.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at January 15, 2014 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such Note (excluding accrued and unpaid interest to such redemption date) through January 15, 2014, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to January 15, 2014; provided, however, that if the period from the redemption date to January 15, 2014 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to January 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

If an optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

Selection and Notice of Redemption

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not so listed, on a pro rata basis subject to adjustment for minimum denominations.

No Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Offer to Repurchase upon Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to the “Change of Control Offer.” In the Change of Control Offer, the Company will offer a “Change of Control Payment” in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the “Change of Control Payment Date” specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. A Change of Control will constitute an event of default under the Credit Agreement and may constitute an event of default under other Credit Facilities or Receivables Financings. In addition, we cannot assure you that in the event of a Change of Control the Company will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer.

The Company will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of “Change of Control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of

Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Offer to Repurchase by Application of Excess Proceeds of Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of, as approved in good faith by the Company’s Board of Directors; and

(2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision only (and specifically not for the purposes of the definition of “Net Proceeds”), each of the following shall be deemed to be cash:

(i) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets;

(ii) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that within 90 days are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

(iii) the fair market value of (x) any assets (other than securities or current assets) received by the Company or any Restricted Subsidiary that will be used or useful in a Related Business, (y) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Related Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Equity Interests by the Company or the applicable Restricted Subsidiary or (z) a combination of (x) and (y); provided that the determination of the fair market value of assets or Equity Interests in excess of $50.0 million received in any transaction or series of related transactions shall be evidenced by an officers’ certificate delivered to the Trustee.

Within a period of 360 days (commencing after the Issue Date) before or after the receipt of any Net Proceeds of any Asset Sale (provided that if during such 360-day period after the receipt of any such Net Proceeds the Company (or the applicable Restricted Subsidiary) enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (B), (D) or (E) of this paragraph after such 360th day, such 360-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 120 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement)), the Company or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale:

(A) to repay, prepay, redeem or repurchase Indebtedness (other than securities) under Credit Facilities or Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness of such Restricted Subsidiary owed to the Company or any of its Restricted Subsidiaries) and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required in order to do so (in which case no prepayment shall be required));

(B) to acquire Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Related Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Equity Interests by the Company or the applicable Restricted Subsidiary;

(C) to make capital expenditures;

(D) to acquire other assets (other than securities or current assets) that will be used or useful in a Related Business;

(E) to make Investments in Joint Ventures pursuant to clauses (13) and (14) of the definition of “Permitted Investments”; or

(F) a combination of prepayment and investment permitted by the foregoing clauses (A), (B), (C), (D) and (E).

Pending the final application of such Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce borrowings under the Credit Facilities or any other revolving credit facility or Receivables Financings, if any, or otherwise invest such Net Proceeds in Cash Equivalents, in each case in a manner not prohibited by the Indenture. Subject to the last sentence of this paragraph, on the 361st day (as extended pursuant to the provisions in the preceding paragraph) after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Proceeds relating to such Asset Sale as set forth in clause (A), (B), (C), (D), (E) or (F) of the second preceding sentence (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Proceeds which have not been applied (or committed to be applied pursuant to a definitive agreement as described above) on or before such Net Proceeds Offer Trigger Date as permitted in clauses (A), (B), (C), (D), (E) or (F) of the second preceding sentence (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and, if required by the terms of any other Indebtedness of the Company ranking pari passu with the Notes in right of payment and which has similar provisions requiring the Company either to make an offer to repurchase or to otherwise repurchase, redeem or repay such Indebtedness with the proceeds from Asset Sales (the “Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis (in proportion to the respective principal amounts or accreted value, as the case may be, of the Notes and any such Pari Passu Indebtedness) an aggregate principal amount of Notes (plus, if applicable, an aggregate principal amount or accreted value, as the case may be, of Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (or 100% of the principal amount or accreted value, as the case may be, of such Pari Passu Indebtedness), plus accrued and unpaid interest thereon, if any, to the Net Proceeds Offer Payment Date; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $50.0 million resulting from one or more Asset Sales (at which time the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $50.0 million, shall be applied as required pursuant to this paragraph, and in which case the Net Proceeds Offer Trigger Date shall be deemed to be the earliest date that the Net Proceeds Offer Amount is equal to or in excess of $50.0 million).

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in denominations of $2,000 or integral multiples of $1,000 in excess thereof in exchange for cash. To the extent that the aggregate principal amount of Notes (plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of Pari Passu Indebtedness) validly tendered by the Holders thereof and not withdrawn exceeds the Net Proceeds Offer Amount, Notes of tendering Holders (and, if applicable, Pari Passu Indebtedness tendered by the holders thereof) will be purchased on a pro rata basis (based on the principal amount of the Notes and, if applicable, the principal amount or accreted value, as the case may be, of any such Pari Passu Indebtedness tendered and not withdrawn). To the extent that the aggregate amount of the Notes (plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of any Pari Passu Indebtedness) tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

The Company or the applicable Restricted Subsidiary, as the case may be, will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company or such Restricted Subsidiary shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

Certain Covenants

Covenant Suspension

If on any date following the Issue Date the Notes have an Investment Grade Rating from both Rating Agencies and no Default or Event of Default has occurred and is continuing under the Indenture, then beginning on that day and subject to the provisions of the following paragraph, the provisions specifically listed under the following captions in this prospectus supplement will be suspended:

•	“ — Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales,”

•	“ — Restricted Payments,”

•	“ — Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“ — Limitations on Layering Indebtedness,”

•	clause (a)(ii) of “— Certain Covenants — Merger, Consolidation or Sale of Assets,”

•	“ — Dividend and Other Payment Restrictions Affecting Subsidiaries” and

•	“ — Transactions with Affiliates”

(collectively, the “Suspended Covenants”). The period during which covenants are suspended pursuant to this section is called the “Suspension Period.”

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the second preceding sentence and, subsequently, one of the Rating Agencies withdraws its ratings or downgrades the rating assigned to the Notes so that the Notes no longer have Investment Grade Ratings from both Rating Agencies or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will from such time and thereafter again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, Default or Event of Default will be calculated in accordance with the terms of the covenant described below under the caption “— Restricted Payments” and “— Incurrence of Indebtedness and Issuance of Preferred Stock” as though such covenant had been in effect during the entire period of time from the Issue Date. Notwithstanding the foregoing and any other provision of the Indenture, the Notes or the Guarantees, no Default or Event of Default shall be deemed to exist under the Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of the Subsidiaries shall bear any liability with respect to the Suspended Covenants for, (a) any actions taken or events occurring during a Suspension Period (including without limitation any agreements, Liens, preferred stock, obligations (including Indebtedness), or of any other facts or circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period) or (b) any actions required to be taken at any time pursuant to any contractual obligation entered into during a Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company, in each case held by Persons other than the Company or a Restricted Subsidiary of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clause (2), (3), (4), (5) or (6) of the next succeeding paragraph), is less than the sum, without duplication, of:

(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) commencing on the first day of the fiscal quarter in which the Issue Date occurs to and ending on the last day of the fiscal quarter ended immediately prior to the date of such calculation for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii) 100% of the aggregate net proceeds (including the fair market value of property other than cash) received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment; plus

(iv) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary.

The preceding provision will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any of its Restricted Subsidiaries or any Equity Interests of the Company or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;

(3) the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $7.5 million in any twelve-month period;

(5) Restricted Payments in an amount not to exceed $100.0 million; and

(6) Permitted Additional Restricted Payments;

provided that in the case of clause (4), (5) or (6), no Default shall have occurred and be continuing.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be approved in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment other than payments pursuant to clause (2), (3), (4) or (5) of the preceding paragraph, the Company shall deliver to the Trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary” if the designation would not cause a Default. All outstanding Investments owned by the Company and its Restricted Subsidiaries in the designated Unrestricted Subsidiary will be treated as an Investment made at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant or Permitted Investments, as applicable. All such outstanding Investments will be treated as Restricted Investments equal to the fair market value of such Investments at the time of the designation. The designation will not be permitted if such Restricted Payment would not be permitted at that time and if such Restricted Subsidiary does not otherwise meet the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary.”

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries that is not a Guarantor to issue any shares of preferred stock; provided, however, that the Company and any of the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate amount (with letters of credit being deemed to have an amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $2.25 billion, less the sum of (i) the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries to repay Indebtedness under Credit Facilities pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales” and (ii) the amount of Indebtedness in excess of $150.0 million incurred pursuant to clause (10) below of this paragraph;

(2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (excluding any Additional Notes) and Subsidiary Guarantees of all Notes;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of assets used in the business of the Company or such Restricted Subsidiary, or in respect of a Sale and Leaseback Transaction, in an aggregate principal amount, and all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $50.0 million at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness incurred under clause (2) or (3) above or this clause (5) or pursuant to the first paragraph of this covenant;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness owed to the Company or any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, and such Indebtedness is held by a Restricted Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee of such Guarantor, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary and not for the purpose of speculation; provided that in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(8) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant and could have been incurred (in compliance with this covenant) by the Person so guaranteeing such Indebtedness;

(9) the incurrence by any of the Company’s Foreign Subsidiaries of Indebtedness in an aggregate principal amount, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed (x) $75.0 million at any time outstanding plus (y) $65.0 million at any time outstanding; provided that any Indebtedness under this subclause (y) shall be supported by a letter of credit incurred under one or more Credit Facilities pursuant to clause (1) of this paragraph;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness pursuant to a Receivables Financing;

(11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(12) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of security for workers’ compensation claims, payment obligations in connection with self-insurance, performance bonds, surety bonds or similar requirements in the ordinary course of business;

(13) indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (a) any amount of such obligations included on the face of the balance sheet of the Company or any Restricted Subsidiary shall not be permitted under this clause (13) and (b) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (13) shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiaries in connection with such disposition; and

(14) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $100.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence (or later reclassify such Indebtedness in whole or in part) in any manner that complies with this covenant. In addition, the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be treated as an incurrence of Indebtedness; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Notwithstanding the foregoing, any Indebtedness outstanding pursuant to the Credit Agreement on the date of the Indenture will be deemed to have been incurred pursuant to clause (1) of the definition of “Permitted Debt.”

Notwithstanding the foregoing, the maximum amount of Indebtedness that may be incurred pursuant to this covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Protection Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Protection Agreement. The principal amount of any Permitted Refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Protection Agreement, in which case the Permitted Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Permitted Refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such Permitted Refinancing Debt is incurred.

Limitations on Layering Indebtedness

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated in right of payment to any other Indebtedness of the Company or of such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated in the right of payment to the Notes or the Subsidiary Guarantee of such Restricted Subsidiary, to the same extent and in the same manner as such Indebtedness is subordinated in right of payment to such other Indebtedness of the Company or such Restricted Subsidiary, as the case may be.

For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Restricted Subsidiary solely by virtue of being unsecured or secured by a junior priority lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them, including intercreditor agreements that contain customary provisions requiring turnover by holders of junior prior liens of proceeds of collateral in the event that the security interests in favor of the holders of the senior priority in such intended collateral are not perfected or invalidated and similar customary provisions protecting the holders of senior priority liens.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (1) assign or convey any right to receive income on any asset now owned or hereafter acquired or (2) create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset now owned or hereafter acquired or on any income or profits therefrom except, in each case, Permitted Liens, unless the Notes and the Guarantees, as applicable, are

(1) in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Subsidiary Guarantee, effective provision is made to secure the Notes or such Subsidiary Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same assets of the Company or such Restricted Subsidiary, as the case may be; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Subsidiary Guarantee, effective provision is made to secure the Notes or such Subsidiary Guarantee, as the case may be, with a Lien on the same assets of the Company or such Restricted Subsidiary, as the case may be, that is prior to the Lien securing such subordinated obligation, in each case, for so long as such Obligation is secured by such Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of the Company’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of the Company’s Restricted Subsidiaries;

(2) make loans or advances to the Company or any of the Company’s Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of the Company’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness and the Credit Agreement as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness or the Credit Agreement, as in effect on the date of the Indenture;

(2) the Indenture, the Notes and the Guarantees;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases, licenses, contracts and other agreements entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) any agreement creating a Lien securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Liens,” to the extent limiting the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) customary provisions applicable to Foreign Subsidiaries under Indebtedness of Foreign Subsidiaries permitted to be incurred under the Indenture and in “support agreements” and Guarantees of any such Indebtedness;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) customary restrictions under Receivables Financings permitted to be incurred under the Indenture; and

(14) any operating lease or Capital Lease Obligation, insofar as the provisions thereof limit the grant of a security interest in, or other assignment of, the related leasehold interest to any other Person.

Merger, Consolidation or Sale of Assets

(a) The Company will not, directly or indirectly, in a single transaction or series of related transactions, consolidate or merge with or into any Person or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis) for the Company and its Restricted Subsidiaries, whether as an entirety or substantially as an entirety, to any Person unless:

(i) either:

(1) the Company shall be the surviving or continuing corporation or

(2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and its Restricted Subsidiaries as an entirety or substantially as an entirety (the “Surviving Entity”)

(x) shall be a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and

(y) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

(ii) immediately after giving pro forma effect to such transaction or series of transactions and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Debt, in each case, incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that this clause (ii) shall not apply during any Suspension Period;

(iii) immediately after giving effect to such transaction or series of transactions and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Debt, in each case, incurred or anticipated to be incurred and any Lien granted in connection with or in respect of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(iv) the Company or such Surviving Entity, as the case may be, shall have delivered to the Trustee an officers’ certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Notwithstanding the foregoing, the merger of the Company with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction shall be permitted without regard to clause (ii) of the immediately preceding paragraph. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Indenture provides that upon any consolidation or merger of the Company or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such; provided, however, that the Company shall not be released from its obligations under the Indenture or the Notes in the case of a lease.

(b) Each Guarantor will not, and the Company will not cause or permit any Guarantor to, directly or indirectly, in a single transaction or series of related transactions, consolidate or merge with or into any Person other than the Company or any other Guarantor unless:

(i) if the Guarantor was a corporation or limited liability company under the laws of the United States, any State thereof or the District of Columbia, the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation or limited liability company organized and existing under the laws of the United States, any State thereof or the District of Columbia;

(ii) such entity assumes by supplemental indenture all of the obligations of the Guarantor on its Guarantee;

(iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (a)(ii) of this covenant.

Notwithstanding the foregoing, the requirements of the immediately preceding paragraph will not apply to any transaction pursuant to which such Guarantor is permitted to be released from its Subsidiary Guarantee in accordance with the provisions described under the last paragraph of “Brief Description of the Notes and the Guarantees — The Subsidiary Guarantees.”

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, loan or guarantee with, or for the benefit of, any Affiliate of the Company or any of its Restricted Subsidiaries (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or its Restricted Subsidiaries and transactions between or among Restricted Subsidiaries;

(2) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments”;

(3) customary transactions in connection with a Receivables Financing or an industrial revenue bond financing;

(4) reasonable fees and compensation paid to (including issuances and grant of Equity Interests of the Company, employment agreements and stock option and ownership plans for the benefit of), and indemnity and insurance provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary in the ordinary course of business as approved in good faith by the Company’s Board of Directors or senior management;

(5) (x) any agreement in effect on the Issue Date and disclosed in this prospectus supplement (including by incorporation by reference), as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more disadvantageous to the Holders or the Company in any material respect than such agreement as it was in effect on the Issue Date or (y) any transaction pursuant to any agreement referred to in the immediately preceding clause (x); or

(6) loans or advances to employees and officers of the Company and its Restricted Subsidiaries permitted by clause (9) of the definition of “Permitted Investments.”

Additional Subsidiary Guarantees

If, after the date of the Indenture, (a) any Restricted Subsidiary of the Company (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary) guarantees any Indebtedness of the Company, (b) any Domestic Restricted Subsidiary of the Company (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary) becomes a borrower or guarantor under any Credit Facility or (c) the Company otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in the case of clauses (a) and (b) within 10 Business Days of the event under such clause occurring and in the case of clause (c) at the Company’s election, the Company shall cause such Restricted Subsidiary to:

(i) execute and deliver to the Trustee (a) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture and (b) a notation of guarantee in respect of its Subsidiary Guarantee; and

(ii) deliver to the Trustee one or more Opinions of Counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Limitation on Sale and Leaseback Transactions

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(1) the Company or such Restricted Subsidiary would be entitled to:

(a) incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale and Leaseback Transaction pursuant to the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(b) create a Lien on such property securing such Attributable Indebtedness without also securing the notes or the applicable Guarantee pursuant to the covenant described under “— Liens”; and

(2) such Sale and Leaseback Transaction is effected in compliance with the covenant described under “— Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales.”

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations for a company subject to reporting under Section 13(a) or 15(d) of the Exchange Act:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations for a company subject to reporting under Section 13(a) or 15(d) of the Exchange Act (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Notwithstanding the foregoing, to the extent the Company files the information and reports referred to in clauses (1) and (2) above with the SEC and such information is publicly available on the Internet, the Company shall be deemed to be in compliance with its obligations to furnish such information to the Holders of the Notes and to make such information available to securities analysts and prospective investors.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in payment when due of the principal of or premium, if any, on the Notes (including default in payment when due in connection with the purchase of Notes tendered pursuant to a Change of Control Offer or Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase);

(3) failure by the Company to comply with its obligations under “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) a default by the Company in the observance or performance of its obligations under “— Certain Covenants — Reports” which default continues for a period of 90 days;

(5) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders (with a copy to the Trustee) of at least 25% of the outstanding principal amount of the Notes;

(6) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Significant Subsidiary of the Company, or any other default resulting in the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $75.0 million or more at any time; provided that if any such default is cured or waived or any acceleration rescinded or such Indebtedness is repaid within a period of ten (10) days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall automatically be rescinded so long as such rescission does not conflict with any judgment or decree;

(7) one or more judgments in an aggregate amount in excess of $75.0 million (to the extent not covered by independent third party insurance as to which the insurer has not disclaimed coverage) shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

(8) except as permitted by the Indenture, any Subsidiary Guarantee of any Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or

(9) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary.

If an Event of Default (other than an Event of Default specified in clause (9) above with respect to the Company) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may declare all amounts owing under the Notes to be due and payable. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture.

If an Event of Default specified in clause (9) above occurs and is continuing with respect to the Company, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) if we have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. No single Holder will have any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless such Holder has notified the Trustee of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered such reasonable indemnity as the Trustee may require, to the Trustee to institute such proceeding, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations will not apply, however, to a suit instituted by the Holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates therefor.

Under the Indenture, we will be required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default that has occurred and, if applicable, describe such Default or Event of Default and the status thereof; provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest), in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Indenture or any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than any such default under the Indenture resulting solely from the borrowing of funds to be applied to such deposit);

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8) the Company must deliver to the Trustee an officers’ certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(9) certain other customary conditions precedent are satisfied.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company as provided in the Indenture) have been delivered to the Registrar for cancellation, and

(i) the Company has paid all sums payable under the Indenture by the Company, and

(ii) the Company has delivered to the Trustee an officers’ certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; or

(b) the Company shall have given notice of redemption of all of the Notes, all of the Notes shall have otherwise become due and payable or all of the Notes will become due and payable, or may be called for redemption, within one year, and

(i) the Company has irrevocably deposited or caused to be deposited with the Trustee or another trustee funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of or default under any other instrument to which the Company is a party or by which it is bound;

(iii) the Company has paid all other sums payable under the Indenture; and

(iv) the Company has delivered to the Trustee an officers’ certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Subsidiary Guarantees of the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, including the waiver of Defaults or Events of Default, or to a rescission and cancellation of a declaration of acceleration of the Notes;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in the provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment;

(6) change the price payable by the Company for Notes repurchased pursuant to the provisions described above under “— Offer to Repurchase upon Change of Control” and “— Offer to Repurchase by Application of Excess Proceeds of Asset Sales” or after the occurrence of a Change of Control, modify or change in any material respect the obligation of the Company to make and consummate a Change of Control Offer or modify any of the provisions or definitions with respect thereto;

(7) waive a default in the payment of principal of or interest on any Note; provided that this clause (7) shall not limit the right of the Holders of a majority in aggregate principal amount of the outstanding Notes to rescind and cancel a declaration of acceleration of the Notes following delivery of an acceleration notice as described above under “— Events of Default and Remedies”;

(8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or the Indenture, except as permitted by the Indenture;

(9) make any change in the preceding amendment and waiver provisions; or

(10) contractually subordinate the Notes or the Subsidiary Guarantees to any other Indebtedness.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect in any material respect the legal rights under the Indenture of any such Holder;

(5) to add any Person as a Guarantor;

(6) to comply with any requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(7) to remove a Guarantor which, in accordance with the terms of the Indenture, ceases to be liable in respect of its Subsidiary Guarantee;

(8) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(9) to secure all of the Notes;

(10) to add to the covenants of the Company or any Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor; and

(11) to conform the Indenture or the Notes to this “Description of the Notes.”

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to mail to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all of the Holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Concerning the Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it come a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, including by means of a Sale and Leaseback Transaction, but other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Change of Control” and/or the provisions described above under the caption “— Merger, Consolidation or Sale of Assets” and not by the provisions of the “Offer to Repurchase by Application of Excess Proceeds of Asset Sales” covenant; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that: (a) involves assets having an aggregate fair market value of less than $15.0 million; or (b) results in aggregate net proceeds to the Company and its Subsidiaries of less than $15.0 million;

(2) a transfer of assets (a) between or among the Company and its Wholly Owned Restricted Subsidiaries, (b) by a Restricted Subsidiary to the Company or any of its Wholly Owned Restricted Subsidiaries or (c) by the Company or any of its Wholly Owned Restricted Subsidiaries to any Restricted Subsidiary of the Company that is not a Wholly Owned Restricted Subsidiary if, in the case of this clause (c), the Company or the Wholly Owned Restricted Subsidiary, as the case may be, either retains title to or ownership of the assets being transferred or receives consideration at the time of such transfer at least equal to the fair market value of the transferred assets;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary;

(4) the sale, transfer or discount of any receivables pursuant to a Receivables Financing that is otherwise permitted by the Indenture;

(5) any Permitted Investment or any Restricted Payment that is permitted by the covenant described above under the caption “Certain Covenants — Restricted Payments”;

(6) a disposition of inventory in the ordinary course of business or a disposition of obsolete equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in the ordinary course of business;

(7) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company governed by, and made in accordance with, “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(8) the grant of Liens permitted by the covenant described under “— Certain Covenants — Liens” above;

(9) the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(10) any restructuring, regardless of whether accomplished by liquidation, contribution, distribution, merger or any other technique, whereby the ownership of Foreign Subsidiaries is changed, so long as each such Foreign Subsidiary that is a Restricted Subsidiary of the Company prior to such restructuring remains, directly or indirectly, a Restricted Subsidiary of the Company after such restructuring.

“Attributable Indebtedness”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate borne by the Notes, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Average Net Indebtedness” means the average of the Net Indebtedness of the Company at the end of each of the four fiscal quarters comprising the Reference Period for which the Leverage Ratio is being calculated.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other ownership interest that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $300,000,000;

(c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition;

(d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government;

(e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition;

(g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or

(h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4) the consolidation or merger of the Company with or into any Person, or the consolidation or merger of any Person with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, excluding any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated net interest expense of such Person and its Restricted Subsidiaries for such period whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations and Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations but excluding amortization of debt issuance costs), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts receivable or inventory) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus (or minus)

(4) for purposes of calculating the Fixed Charge Coverage Ratio only, any non-recurring expenses or losses (or income of gains); minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business,

in each case, on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders (other than restrictions in effect on the Issue Date and other than restrictions that are created or exist in compliance with the covenant under the caption “— Certain Covenants — Dividend and Other Payment Restrictions Affecting Subsidiaries”).

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is accounted for by the equity method of accounting or is not a Restricted Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in effect on the Issue Date and other than restrictions that are created or exist in compliance with the covenant under the caption “— Certain Covenants — Dividend and Other Payment Restrictions Affecting Subsidiaries”);

(3) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

(4) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Total Assets” of the Company as of any date means all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the consolidated balance sheet of the Company and its Restricted Subsidiaries on the last day of the fiscal quarter immediately preceding such date for which internal financial statements are available at the time of calculation, after giving pro forma effect to all transactions occurring subsequent to the end of such fiscal quarter and on or prior to such date of calculation which gave or gives rise to the need to calculate Consolidated Total Assets.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of February 7, 2007, by and among the Company, the subsidiary borrowers parties thereto and the banks and other financial institutions from time to time parties thereto as agents and lenders, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facility” means, with respect to the Company or any of its Restricted Subsidiaries:

(1) the Credit Agreement; and

(2) one or more debt facilities (which may be outstanding at the same time) or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Currency Protection Agreement” means any currency protection agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect the Person or entity entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.

“Domestic Restricted Subsidiary” means, with respect to the Company, any Restricted Subsidiary that was formed under the laws of the United States of America or any State thereof.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale for cash by the Company of its Common Stock (other than Disqualified Stock), or options, warrants or rights with respect to its Common Stock, other than public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8.

“Exclusive Agency and Marketing Agreement” means the Amended and Restated Exclusive Agency and Marketing Agreement between the Company and Monsanto Company, dated as of September 30, 1998 (as amended as of March 10, 2005 and March 28, 2008), as the same may be amended, modified, restated, extended, renewed or replaced from time to time.

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement and the Receivables Purchase Agreement) in existence on the date of the Indenture, until such amounts are repaid.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period (for purposes of this definition, the “Reference Period”), the ratio of Consolidated Cash Flow of such Person for the Reference Period to the Fixed Charges of such Person for the Reference Period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, redeems or otherwise repays any Indebtedness (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) or issues or redeems preferred stock, in each case, after the end of the Reference Period and on or prior to the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made (for purposes of this definition, the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, redemption or other repayment of Indebtedness, or such issuance or redemption of preferred stock and all other such incurrences, assumptions, Guarantees, redemptions, repayments or issuances that occurred after the first day of the Reference Period and on or prior to the Calculation Date, in each case, as if the same had occurred at the beginning of the Reference Period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions, dispositions or Investments outside the ordinary course of business that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, after the first day of the Reference Period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the Reference Period and Consolidated Cash Flow for the Reference Period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of “Consolidated Net Income”;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations and Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations, but excluding amortization of debt issuance costs and other non-cash amortization; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means, with respect to the Company, any Subsidiary that was not formed under the laws of the United States of America or any state thereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means:

(1) each Restricted Subsidiary of the Company on the date of the Indenture, except for our Foreign Subsidiaries and Scotts Global Services, Inc., an Ohio corporation; SMGM LLC, an Ohio limited liability company; SMG Brands, Inc., a Delaware corporation; and Scotts Global Investments, Inc., a Delaware corporation; and

(2) any other Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns, in each case, until such Person is released from its Subsidiary Guarantee in accordance with the terms of the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Indebtedness” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following:

(i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding any trade payables or other current liabilities incurred in the ordinary course of business;

(ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments;

(iii) all unpaid reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person (other than to the extent secured by cash or Cash Equivalents);

(iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets);

(v) all Capital Lease Obligations of such Person (but excluding obligations under operating leases);

(vi) the maximum fixed redemption or repurchase price of Disqualified Stock in such Person at the time of determination;

(vii) any Hedging Obligations of such Person at the time of determination;

(viii) any Attributable Indebtedness; and

(ix) all obligations of the types referred to in clauses (i) through (viii) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by (or the holder of such Indebtedness or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, dividends or other distributions.

For purposes of the foregoing:

(a) the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock was repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture; provided, however, that, if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock;

(b) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed incurred only as of the date of original issuance thereof;

(c) the amount of any Indebtedness described in clause (ix)(A) above shall be the maximum liability under any such Guarantee;

(d) the amount of any Indebtedness described in clause (ix)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the fair market value of such property or other assets; and

(e) interest, fees, premium, and expenses and additional payments, if any, will not constitute Indebtedness.

Notwithstanding the foregoing, in connection with the purchase or sale by the Company or any Restricted Subsidiary of any assets or business, the term “Indebtedness” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the other party may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that, such amount would not be required to be reflected on the face of a balance sheet prepared in accordance with GAAP.

“Investment Grade Rating” means, a debt rating of the Notes of BBB− or higher by S&P and Baa3 or higher by Moody’s or the equivalent of such ratings by S&P and Moody’s or in the event S&P or Moody’s shall cease rating the Notes and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “Certain Covenants — Restricted Payments.”

“Issue Date” means the date of first issuance of the Notes under the Indenture.

“Joint Venture” means any joint venture which is, directly or indirectly, engaged primarily in a Related Business, and the Equity Interests of which are owned by the Company and/or any of its Restricted Subsidiaries and/or one or more Persons other than the Company and/or any of its Affiliates.

“Leverage Ratio” means, with respect to any specified Person as of any date, the ratio of (i) Average Net Indebtedness of such Person on such date to (ii) Consolidated Cash Flow of such Person for the period of four consecutive fiscal quarters ending on such date (for purposes of this definition and the definition of Average Net Indebtedness, the “Reference Period”). In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, redeems or otherwise repays any Indebtedness (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement), or issues or redeems preferred stock, or makes any Specified Payment, in each case, after the end of the Reference Period and on or prior to the date of the event for which the calculation of the Leverage Ratio is made (for purposes of this definition, the “Calculation Date”), then the Leverage Ratio shall be calculated giving pro forma effect to (x) such incurrence, assumption, Guarantee, redemption or other repayment of Indebtedness, or (y) such issuance or redemption of preferred stock, or (z) such Specified Payment (including the incurrence of Indebtedness (without duplication of any incurrence included pursuant to the foregoing clause (x)) or the use of cash to fund such Specified Payment) and (I) all other such incurrences, assumptions, Guarantees, redemptions, repayments or issuances that occurred after the first day of the Reference Period and on or prior to the Calculation Date and (II) all other Specified Payments that occurred after the end of the Reference Period and on or prior to the Calculation Date, in each case, as if the same had occurred at the beginning of the Reference Period.

In addition, for purposes of calculating the Leverage Ratio:

(1) acquisitions, dispositions or Investments outside the ordinary course of business that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, after the first day of the Reference

Period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the Reference Period and Consolidated Cash Flow for such Reference Period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of “Consolidated Net Income”;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

(3) the Indebtedness attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4) in giving pro forma effect to a Specified Payment, to the extent that the Specified Payment would have exceeded the amount of cash and Cash Equivalents of such Person and its Restricted Subsidiaries that would have been available to fund such Specified Payment as of any date that Net Indebtedness is calculated, the amount of such excess shall be deemed to have been funded by additional Indebtedness.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. or any successor rating agency.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss; and

(2) any non-cash expenses attributable to grants or exercises of employee stock options.

“Net Indebtedness” means, in respect of any Person at any date, (a) the aggregate outstanding principal amount of all Indebtedness for borrowed money of such Person and its Restricted Subsidiaries at such date, plus (b) all other items which would properly be included as indebtedness, determined in accordance with GAAP, on a consolidated balance sheet of such Person and its Restricted Subsidiaries at such date, minus (c) unrestricted cash and Cash Equivalents set forth on the consolidated balance sheet of such Person and its Restricted Subsidiaries as at such date.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Opinion of Counsel” means a written opinion from legal counsel, who may be internal counsel for the Company, or who is otherwise reasonably acceptable to the Trustee, complying with certain provisions in the Indenture.

“Permitted Additional Restricted Payment” means additional Restricted Payments made by the Company, if before and after giving pro forma effect to such Restricted Payment, the Leverage Ratio of the Company as of the end of the most recently ended fiscal quarter for which internal financial statements are available is less than 2.25:1.00.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales”;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) investments in accounts or notes receivable acquired in the ordinary course of business;

(7) [intentionally omitted;]

(8) any payment by the Company or any of its Restricted Subsidiaries pursuant to the Exclusive Agency and Marketing Agreement;

(9) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5.0 million at any one time outstanding;

(10) Investments in securities received in settlement of obligations of trade creditors or customers in the ordinary course of business or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or customers; and Investments made in settlement or exchange for extensions of trade credit (including trade receivables) by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be;

(11) workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

(12) reclassification of any Investment initially made in the form of equity as a loan or advance, and reclassification of any Investment initially made in the form of a loan or advance as equity; provided in each case that the amount of such Investment is not increased thereby;

(13) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at any time outstanding, not to exceed $100.0 million; and

(14) Investments in Joint Ventures having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at any time outstanding, not to exceed the greater of (x) $150.0 million and (y) 7.5% of Consolidated Total Assets.

“Permitted Liens” means:

(1) Liens securing Indebtedness under Credit Facilities incurred pursuant to clause (1) of the second paragraph under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were not entered into in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; provided that such Liens were not entered into in contemplation of such acquisition;

(5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets financed with such Indebtedness and additions and improvements thereon;

(6) Liens existing on the date of the Indenture;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(8) Liens securing Indebtedness or trade payables and any related obligations; provided that the aggregate amount of Indebtedness and trade payables secured by this clause (8) shall not exceed $50.0 million at any one time outstanding;

(9) Liens securing Attributable Indebtedness under Sale and Leaseback Transactions incurred in compliance with the covenant described under “— Certain Covenants — Limitation on Sale and Leaseback Transactions”; provided that the aggregate amount of Attributable Indebtedness secured by this clause (9) shall not exceed $75.0 million at any one time outstanding;

(10) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business; Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and any other Liens imposed by operation of law which do not materially affect the Company’s ability to perform its obligations under the Notes and the Indenture;

(11) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(12) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(13) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(14) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease;

(15) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(17) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(18) leases or subleases granted to others not interfering in any material respect with the business of the Company or its Restricted Subsidiaries;

(19) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(20) rights of banks to set off deposits against debts owed to said bank; and

(21) Liens on accounts receivable originated by the Company and its Restricted Subsidiaries, any related assets and proceeds thereof that are sold, conveyed or otherwise transferred pursuant to a Receivables Financing permitted pursuant to clause (10) of the second paragraph of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”.

During any Suspension Period, the relevant clauses of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” shall be deemed to be in effect solely for purposes of determining the amount available under clauses (1) and (5) above.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) (such other Indebtedness, “Refinanced Indebtedness”); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Refinanced Indebtedness (plus the amount of reasonable expenses incurred in connection therewith including premiums paid, if any, to the holders thereof);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Refinanced Indebtedness, and the portion, if any, of the Permitted Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes;

(3) if the Refinanced Indebtedness is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Refinanced Indebtedness;

(4) such Indebtedness shall not be incurred by a Restricted Subsidiary that is not a Guarantor to refinance debt of the Company or a Guarantor; and

(5) the proceeds of the Permitted Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to redeem or refinance the Refinanced Indebtedness, unless, in the case of a redemption or refinancing, the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held in a segregated account of the obligor of the Refinanced Indebtedness until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed or refinanced within six months of the incurrence of the Refinancing Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate or unincorporated organization or government or any agency or political subdivision thereof or any other entity (including any subdivision or ongoing business of any such entity, or substantially all of the assets of any such entity, subdivision or business).

“Principals” means the Hagedorn Partnership, L.P. and the general partners of the Hagedorn Partnership, L.P. on the Issue Date and, in the case of such individuals, their respective executors, administrators and heirs and their families and trusts for their benefit.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available (for reasons outside the control of the Company), a statistical rating agency or agencies, as the case may be, nationally recognized in the United States and selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P’s or Moody’s, or both, as the case may be.

“Receivables Financing” means, with respect to the Company or any of its Restricted Subsidiaries, any discounting, factoring or securitization arrangement (including, for the avoidance of doubt, the Receivables Purchase Agreement) pursuant to which the Company or any Restricted Subsidiary sells, conveys or otherwise transfers to a Restricted Subsidiary or any other Person, or grants a security interest in, any accounts receivable originated by the Company or such Restricted Subsidiary, as the case may be, together with any related assets, or pursuant to which ownership interests in, or notes, commercial paper, certificates or other debt instruments may be secured by such accounts receivable and related assets.

“Receivables Purchase Agreement” means the Master Accounts Receivable Purchase Agreement dated as of May 1, 2009, by and among The Scotts Company LLC, as seller, the Company, as guarantor, and Calyon New York Branch, as purchaser, as amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Related Business” means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are reasonably related thereto.

“Related Party” with respect to any Principal means any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw Hill, Inc., a New York corporation, or any successor rating agency.

“Sale and Leaseback Transactions” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“Significant Subsidiary” means (1) any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof and (2) any Restricted Subsidiary that when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries would constitute a Significant Subsidiary under clause (1) of this definition.

“Specified Payments” means Permitted Investments pursuant to clauses (13) and (14) of the definition of “Permitted Investments” and Restricted Payments pursuant to the first paragraph and clauses (5) and (6) of the second paragraph of the covenant under “— Certain Covenants — Restricted Payments,” in each case, to the extent made in cash.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

If a Guarantor is designated as an Unrestricted Subsidiary, the Subsidiary Guarantee of that Guarantor shall be released. If an Unrestricted Subsidiary becomes a Restricted Subsidiary, such Restricted Subsidiary shall become a Guarantor in accordance with the terms of the Indenture.

Notwithstanding the foregoing, no Subsidiary of the Company shall be designated an Unrestricted Subsidiary during any Suspension Period.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purpose of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

The notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the “Global Notes”). The Global Notes will be deposited upon issuance with The Depository Trust Company, New York, New York (“DTC”), and registered in the name of a nominee of DTC in the form of a global certificate.

The Global Notes

DTC has advised us that pursuant to procedures established by it (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture governing the notes. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium, if any, and interest (including additional interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. None of the Company, the trustee or any paying agent under the indenture governing the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

DTC has advised us that its present practice is, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the Global Notes, to credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the notes.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream.  Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear.  Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Certificated Securities

A Global Note is exchangeable for certificated securities if:

•	DTC (i) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (ii) has ceased to be a Clearing Agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 120 days; or

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in certificated form.

In addition, beneficial interests in a Global Note may be exchanged for certificated securities upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture governing the notes. In all cases, certificated securities delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences related to the purchase, ownership and disposition of the notes by holders who purchase notes for cash in this original issuance at their “issue price” (i.e., the first price at which a substantial amount of the notes are sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters). This discussion is based upon the Internal Revenue Code of 1986, as amended (“Code”), regulations of the Treasury Department (“Treasury regulations”), Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not sought, and will not seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes which are different from those discussed below.

This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the notes. In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders who hold the notes as capital assets (generally, property held for investment). It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, any estate or gift tax consequences, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks;

•	thrifts;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	insurance companies;

•	persons that hold notes as part of a “straddle,” a “hedge” or a “conversion transaction” or other risk reduction transaction;

•	persons subject to the alternative minimum tax;

•	United States expatriates;

•	U.S. holders (defined below) that have a “functional currency” other than the U.S. dollar;

•	pass-through entities (e.g., partnerships and entities or arrangements treated as partnerships for U.S. federal income tax purposes) or investors who hold the notes through pass-through entities;

•	passive foreign investment companies; and

•	controlled foreign corporations.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that is considering purchasing notes, you should consult with your tax advisor.

In certain circumstances (see the discussion of “— Optional Redemption” and “— Repurchase at the Option of Holders — Offer to Repurchase upon Change of Control” under “Description of the Notes”), we may pay amounts on the notes that are in excess of the stated interest and principal of the notes. Certain debt instruments that provide for one or more contingent payments are subject to Treasury regulations governing contingent payment debt instruments. A payment is not treated as a contingent payment under these Treasury regulations if, as of the issue date of the debt instrument, the likelihood that such payment will be made is “remote” or such contingency is considered “incidental.” We intend to take the position that the possibility that any such excess payment will be made is remote and/or incidental so that such possibility will not cause the notes to be treated as contingent payment debt instruments. Our determination that these contingencies are remote and/or incidental is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the notes may be materially and adversely different from that described in this section. The remainder of this discussion assumes that the notes are not contingent payment debt instruments.

U.S. holders

As used in this discussion, a “U.S. holder” is a beneficial owner of notes that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a United States court is able to exercise primary supervision over administration of the trust and one or more United States persons (as defined under the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Taxation of interest

Interest on the notes generally will be taxable to you as ordinary income:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

Sale or other disposition of notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you generally will recognize capital gain or loss equal to the difference, if any, between:

•	the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid stated interest, which generally will be taxable as ordinary income to the extent not previously included in gross income); and

•	your adjusted tax basis in the note.

Your adjusted tax basis in a note generally will equal the cost of the note to you. Your gain or loss that is recognized on the sale or other disposition of the note generally will be capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if, at the time of the sale or other disposition, you have held the note for more than one year. If you are a non-corporate U.S. holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for sales or other dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

Information reporting generally will apply to payments of interest on, or the proceeds of a sale or other disposition (including a retirement or redemption) of, notes held by you, unless you are an exempt recipient such as a corporation. Backup withholding generally will apply to such payments unless you provide us or the appropriate intermediary with a correct taxpayer identification number, and comply with certain certification procedures, or you otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds your actual U.S. federal income tax liability and you timely provide the required information to the IRS.

Non-U.S. holders

You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes and you are, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

U.S. federal income tax and withholding tax on payments on the notes

Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax or withholding tax on payments of interest on a note, provided that:

•	you are not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations;

•	a controlled foreign corporation related (directly or indirectly) to us; or

•	a bank receiving interest as described in Section 881(c)(3)(A) of the Code;

•	such interest payments are not effectively connected with the conduct by you of a trade or business within the United States; and

•	you provide a properly completed IRS Form W-8BEN (or substitute IRS Form W-8BEN or the appropriate successor form), signed under penalties of perjury, which provides your name and address and certifies that you are not a United States person (as defined under the Code), to:

•	us or our paying agent; or

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and that holds your notes on your behalf and that certifies to us or our paying agent, under penalties of perjury, that it, or the bank or financial institution between it and you, has received from you your properly completely IRS Form W-8BEN (or substitute IRS Form W-8BEN or the appropriate successor form) and provides us or our paying agent with a copy of such form.

Special rules may apply to non-U.S. holders who hold notes through “qualified intermediaries” within the meaning of U.S. federal income tax laws.

Payments of interest on a note that are effectively connected with your conduct of a trade or business in the United States and, if you are entitled to benefits under an applicable income tax treaty, that are attributable to a permanent establishment or a fixed base maintained by you in the United States, generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to payments to a U.S. holder. If you are a corporate non-U.S. holder, you also may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on your effectively connected earnings and profits attributable to such interest. If interest is effectively connected income, payments of such interest will not be subject to U.S. withholding tax so long as you provide us or our paying agent with a properly completed IRS Form W-8ECI (or other applicable form), signed under penalties of perjury, on or before the date of the payment of such interest.

A non-U.S. holder that does not qualify for an exemption from U.S. federal income tax or withholding tax under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on payments of interest on a note.

NON-U.S. HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS ABOUT ANY APPLICABLE INCOME TAX TREATIES, WHICH MAY PROVIDE FOR AN EXEMPTION FROM OR A REDUCTION OF U.S. FEDERAL INCOME TAX OR WITHHOLDING TAX, EXEMPTION FROM OR REDUCTION OF THE BRANCH PROFITS TAX, OR OTHER RULES DIFFERENT FROM THOSE DESCRIBED ABOVE.

Sale or other disposition of notes

Subject to the discussion of backup withholding below, any gain realized by you on the sale, exchange, redemption, retirement or other disposition of a note generally will not be subject to U.S. federal income tax or withholding tax, unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are satisfied.

If the first bullet point applies, you generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, if you are a corporation, you also may be subject to the branch profits tax described above on your effectively connected earnings and profits attributable to such gain. If the second bullet point applies, you generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on the amount by which your capital gains from U.S. sources exceed certain capital losses allocable to U.S. sources.

Information reporting and backup withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Backup withholding generally will not apply to payments of interest on a note if you duly provide certification as to your foreign status, or you otherwise establish an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that you are a United States person (as defined under the Code).

Payment of the gross proceeds from a sale or other disposition (including a retirement or redemption) of a note by you effected by the U.S. office of a U.S. or non-U.S. broker generally will be subject to information reporting requirements and backup withholding unless you properly certify, under penalties of perjury, as to your foreign status and certain other conditions are met, or you otherwise establish an exemption. Payment of the gross proceeds from a sale or other disposition of a note by you outside the United States effected by a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting and backup withholding. Payment of the gross proceeds from a sale or other disposition of a note by you generally will be subject to information reporting, but not backup withholding, if such sale or other disposition is effected by a non-U.S. office of a broker that is a United States person (as defined under the Code) or a foreign person with specified connections to the United States, unless you properly certify, under penalties of perjury, as to your foreign status and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds your actual U.S. federal income tax liability and you timely provide the required information to the IRS.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

We are offering the notes described in this prospectus supplement through the underwriters. Banc of America Securities LLC is the representative of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of notes listed next to its name in the following table:

Principal Amount
Underwriter	of Notes

Banc of America Securities LLC	$82,000,000
J.P. Morgan Securities Inc.	66,000,000
BMO Capital Markets Corp.	9,000,000
BNP Paribas Securities Corp.	9,000,000
Rabo Securities USA, Inc.	9,000,000
Scotia Capital (USA) Inc.	9,000,000
Calyon Securities (USA) Inc.	4,000,000
Fifth Third Securities, Inc.	4,000,000
PNC Capital Markets LLC	4,000,000
RBS Securities Inc.	4,000,000

Total	$200,000,000

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the notes if they buy any of them. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price set forth on the cover of this prospectus supplement. After the public offering of the notes, the public offering price and other selling terms may be changed.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $1.0 million.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes):

Paid by Us

Per note	2.125%

We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes.

Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

Conflicts of Interest

In the ordinary course of business, the underwriters and their affiliates have provided and may in the future provide commercial banking, financial advisory or investment banking services for us and our subsidiaries for which they have received or will receive customary compensation. Certain of the underwriters and their affiliates may, from time to time in the future, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business.

Affiliates of certain of the underwriters are lenders or agents under our senior secured revolving credit facility. As described under “Use of Proceeds,” we intend to use the net proceeds from this offering to repay borrowings under our senior secured revolving credit facility (without reducing the commitments under the senior secured revolving credit facility) and, therefore, any affiliates of the underwriters that are lenders under our senior secured revolving credit facility will receive a portion of the net proceeds from this offering. Those underwriters whose affiliates will receive at least 5% of the total net proceeds (not including underwriting compensation) from this offering are considered by FINRA to have a conflict of interest with us in regards to this offering. As a result, this offering is being conducted in accordance with the applicable requirements of NASD Rule 2720 and FINRA Rule 5110 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. NASD Rule 2720(a)(2) requires that under these circumstances a qualified independent underwriter participate in the preparation of the prospectus and exercise the usual standards of due diligence in respect thereto. Scotia Capital (USA) Inc. has agreed to act as the qualified independent underwriter with respect to this offering. We have agreed to indemnify Scotia Capital (USA) Inc. in its capacity as qualified independent underwriter against certain liabilities under the Securities Act. No underwriter having a conflict of interest under NASD Rule 2720 will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the accounts of their customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. The validity of the notes and the guarantees will be passed upon for us by Katten Muchin Rosenman LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel llp, New York, New York.

EXPERTS

The consolidated financial statements and related consolidated financial statement schedules as of September 30, 2009 and 2008, and for each of the three years in the period ended September 30, 2009 incorporated in this prospectus supplement by reference from our Current Report on Form 8-K dated January 11, 2010, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein (which reports (1) express an unqualified opinion on the consolidated financial statements and related consolidated financial statement schedules and include an explanatory paragraph referring to the adoption of new guidance regarding employers’ accounting for defined benefit pension and postretirement plans on September 30, 2007 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

PROSPECTUS

The Scotts Miracle-Gro Company

Debt Securities

Common Shares

Preferred Shares

Warrants

Purchase Contracts

Purchase Units

Guarantees of Debt Securities

We may offer from time to time, in one or more offerings, debt securities, common shares, preferred shares, warrants, purchase contracts and purchase units or any combination thereof. The debt securities may be either senior debt securities or subordinated debt securities. This prospectus also covers guarantees, if any, of our payment obligations under the debt securities, which may be given from time to time by one or more of our subsidiaries, on terms to be determined at the time of the offering.

This prospectus describes the general terms of the securities we may offer and the general manner in which we may offer the securities. Each time we offer securities, we will provide a prospectus supplement that will describe the specific terms of the securities offered and the specific manner in which we will offer the securities.

This prospectus may not be used to consummate a sale of any securities unless accompanied by a prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information described under the heading “Where You Can Find More Information” carefully before you make your investment decision.

Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “SMG.” On January 8, 2010, the last reported sale price of our common shares was $39.70. Unless we state otherwise in the applicable prospectus supplement, we will not list any of the securities on any securities exchange.

We may sell the securities directly to purchasers or to or through underwriters, dealers or agents. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions.

Investing in our securities involves risk. See “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 11, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus describes the general terms of the securities we may offer and the general manner in which we may offer the securities. Each time we offer securities, we will provide a prospectus supplement that will describe the specific terms of the securities offered and the specific manner in which we will offer the securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the information described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the securities offered.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the cover of the applicable document or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, references to “Scotts,” the “Company,” “we,” “our” and “us” and similar terms mean The Scotts Miracle-Gro Company and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to our financial condition, results of operations, cash flows, plans, objectives, strategies, targets, prospects and business. Forward-looking statements reflect our current expectations, estimates or projections concerning future results or events. These statements are generally identified by the use of forward-looking words or phrases such as “believe,” “strategy,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “belief,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results and future events to differ materially from those expressed in or implied by the forward-looking statements. We cannot assure you that any of our expectations, estimates or projections will be achieved and you should not place undue reliance on forward-looking statements.

The forward-looking statements included or incorporated by reference in this prospectus are only made as of the date of this prospectus or the respective document incorporated by reference herein, as applicable. Except as required by law, we undertake no obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. See “Where You Can Find More Information.”

Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	the ongoing governmental investigations regarding our compliance with the Federal Insecticide, Fungicide, and Rodenticide Act of 1947, as amended;

•	compliance with environmental and other public health regulations;

•	increases in the prices of certain raw materials;

•	risks related to the current economic crisis;

•	the highly competitive nature of our markets;

•	the concentration of our sales to a small number of retail customers;

•	adverse weather conditions;

•	our historical seasonality;

•	the amount of our debt;

•	our significant international operations;

•	our inability to adequately protect our intellectual property and other proprietary rights;

•	dependence on key personnel;

•	termination of the marketing agreement with Monsanto Company for consumer Roundup® products;

•	Hagedorn Partnership, L.P. beneficially owns approximately 31% of our outstanding common shares on a fully diluted basis; and

•	any other risk factors set forth or incorporated by reference below under the heading “Risk Factors.”

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

RISK FACTORS

Our business is subject to uncertainties and risks. Before you decide to invest in our securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, and the risk factors contained under the “Risk Factors” heading in any applicable prospectus supplement. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

THE SCOTTS MIRACLE-GRO COMPANY

We trace our roots to two businesses launched by entrepreneurs. In 1868, Civil War veteran O.M. Scott started a seed business in Marysville, Ohio, based on the conviction that “farmers shall have clean, weed-free fields.” Beginning in 1907, The Scotts Company expanded its reach by selling grass seed to consumers and eventually exited the agricultural market. By 1988 — through innovation and acquisition — The Scotts Company had become a leading marketer of lawn fertilizer, grass seed and growing media products within the United States.

Separately, Horace Hagedorn and his partner Otto Stern launched Stern’s Miracle-Gro Products, Inc. in 1951 in New York. Their easy-to-use plant food quickly revolutionized the gardening category. Through innovative marketing, Miracle-Gro® eventually became the leading plant food product in the gardening industry. In 1995, The Scotts Company and Stern’s Miracle-Gro Products, Inc. merged, marking the start of a significant evolution for us.

In the late 1990s, we launched both a geographic and a category expansion. We acquired companies with industry-leading brands in France, Germany and the United Kingdom. In fiscal 1999, we acquired the Ortho® brand in the United States and exclusive rights for the marketing and distribution of consumer

Roundup® * brand products within the United States and other specified countries, thereby adding industry-leading weed, insect and disease control products to our portfolio. We expanded into the lawn care service industry with the launch of Scotts LawnService® in 1998. Since fiscal 2001, we have invested nearly $125 million in acquisitions of local and regional lawn care businesses to provide a platform for rapid expansion throughout the United States. Most recently, we entered the North American wild bird food category in fiscal 2006 with the acquisition of Gutwein & Co., Inc. and its Morning Song® brand of bird food.

As we celebrate more than 100 years of selling products to consumers, we own the leading brands in nearly every category of the lawn and garden industry. A list of some of our North American leading consumer brands is as follows:

Category	Brands

Lawns	Scotts®; Turf Builder®
Gardens	Miracle-Gro®; Osmocote®; LiquaFeed®; Organic Choice®
Growing Media	Miracle-Gro®; Scotts®; Hyponex®; Earthgro®; SuperSoil®
Grass Seed	Scotts®; Turf Builder®
Controls	Ortho®; Home Defense Max®; Weed-B-Gon Max®; Roundup®*
Wild Bird Food	Morning Song®; Scotts Songbird Selections®

*	Roundup® is a registered trademark of Monsanto Technology LLC, an affiliate of Monsanto Company.

In addition, we have the following significant brands in Europe: Miracle-Gro® plant fertilizers, Weedol® and Pathclear® herbicides, EverGreen® lawn fertilizers and Levington® growing media in the United Kingdom; KB® and Fertiligène® in France; Celaflor®, Nexa Lotte® and Substral® in Germany and Austria; and ASEF®, KB® and Substral® in Belgium, the Netherlands and Luxembourg. Roundup® is also a significant brand in the United Kingdom, France, Germany and other European markets.

Our principal executive offices are located at 14111 Scottslawn Road, Marysville, Ohio 43041, and our telephone number is (937) 644-0011. We maintain a website at www.scotts.com where general information about us is available. The information on our website is not a part of this prospectus or any applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	For the Fiscal Year Ended September 30,
	2009	2008	2007	2006	2005

Ratio of earnings to fixed charges(1)	3.7	1.2	2.9	4.5	3.6

(1)	Earnings consist of income before income taxes, fixed charges, amortization of capitalized interest, adjustments for minority interests in consolidated subsidiaries and distributed earnings of equity method investees less interest capitalized. Fixed charges consist of interest on borrowings, amortization of deferred financing costs, capitalized interest, the proportion deemed representative of the interest factor within rent expense and interest on deposits. We did not have any preferred shares outstanding during the periods indicated.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes may include working capital additions, repayment of indebtedness, repurchase of our common shares, capital expenditures, acquisitions and other strategic investments.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

The following description discusses the general terms and provisions of the debt securities that we may offer under this prospectus and any related guarantees. The debt securities may be issued as senior debt securities or subordinated debt securities. The indebtedness represented by the senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indebtedness represented by the subordinated debt securities will rank junior and be subordinate in right of payment to the prior payment in full of our senior debt, to the extent and in the manner set forth in the applicable prospectus supplement for the securities.

The senior debt securities and the subordinated debt securities will be issued under separate indentures between us and one or more U.S. banking institutions. The trustee for each series of our debt securities will be identified in the applicable prospectus supplement. We may refer to the indenture covering the senior debt securities as the “senior indenture” and the indenture covering the subordinated debt securities as the “subordinated indenture.” Together the senior indenture and the subordinated indenture are called “indentures.”

The forms of the indentures are filed as exhibits to the registration statement of which this prospectus is a part. The indentures are subject to and governed by the Trust Indenture Act of 1939, or the Trust Indenture Act, and may be supplemented or amended from time to time following their execution. Prior to issuing any debt securities, we will be required to select a trustee for the applicable indenture or indentures, qualify the trustee or trustees under the Trust Indenture Act and execute the applicable indenture or indentures.

The form of each indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the applicable form of indenture will be described in the prospectus supplement relating to such series of debt securities.

The following summary describes selected provisions of the indentures. This summary does not describe every aspect of the debt securities, the guarantees or the applicable indenture and is subject to, and qualified in its entirety by reference to, all the provisions of the applicable indenture, including the terms defined in the applicable indenture. We urge you to read the applicable indenture in its entirety. This summary is also subject to, and qualified in its entirety by reference to, the description of the particular debt securities and guarantees in the applicable prospectus supplement.

General

The indentures provide that we will be able to issue an unlimited aggregate principal amount of debt securities under each indenture, in one or more series, and in any currency or currency units. We are not required to issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture or in one or more officer’s certificates pursuant to a board resolution. We will describe in the applicable prospectus supplement the terms of the debt securities being offered, including:

•	the title, and the price at which we will sell, the offered debt securities;

•	whether the offered debt securities are senior debt securities or subordinated debt securities;

•	the aggregate principal amount of the offered debt securities;

•	the date or dates on which principal will be payable or how to determine such date or dates;

•	the rate or rates or method of determination of interest;

•	the date from which interest will accrue;

•	the dates on which interest will be payable and any record dates for the interest payable on the interest payment dates;

•	the place of payment on the offered debt securities;

•	any obligation or option we have to redeem, purchase or repay the offered debt securities, or any option of the registered holder to require us to redeem or repurchase offered debt securities, and the terms and conditions upon which the offered debt securities will be redeemed, purchased or repaid;

•	the currency or currencies, including composite currencies or currency units, in which payment of the principal of (or premium, if any) or interest, if any, on any of the offered debt securities will be payable if other than the currency of the United States;

•	any index, formula or other method used to determine the amount of principal, premium, if any, or interest;

•	the terms and conditions upon which payment on the offered debt securities may change;

•	whether the offered debt securities are defeasible;

•	any addition to or change in the events of default;

•	any addition to or change in the covenants in the applicable indenture;

•	whether the offered debt securities will be guaranteed;

•	the terms of any right to convert the offered debt securities into common shares; and

•	any other terms of the offered debt securities not inconsistent with the provisions of the applicable indenture.

If the offered debt securities are denominated in whole or in part in any currency other than U.S. dollars, if the principal of (and premium, if any) or interest, if any, on the offered debt securities are to be payable in a currency or currencies other than that in which the debt securities are to be payable, or if any index is used to determine the amount of payments of principal of (and premium, if any) or interest on any series of the debt securities, material federal income tax, accounting and other considerations applicable thereto will be described in the applicable prospectus supplement.

If so provided in the applicable prospectus supplement, we may issue our debt securities at a discount below their principal amount and pay less than the entire principal amount of our debt securities upon declaration of acceleration of their maturity. The applicable prospectus supplement will describe all material federal income tax and other considerations applicable to any such original issue discount securities.

The general provisions of the form indentures do not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness or that would afford holders of our debt securities protection in the event of a highly leveraged or similar transaction involving us or any of our subsidiaries. Please refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to, the events of default described below that are applicable to the offered debt securities or any covenants or other provisions providing event risk or similar protection.

Payment

Unless we state otherwise in the applicable prospectus supplement, we will pay interest on a debt security on each interest payment date to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date.

Unless we state otherwise in the applicable prospectus supplement, we will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the applicable trustee, as our paying agent, or at other designated places. Any other paying agent initially designated for the debt securities of a particular series will be identified in the applicable prospectus supplement.

Form, Transfers and Exchanges

The debt securities of each series will be issued only in fully registered form, without interest coupons. Unless we state otherwise in the applicable prospectus supplement, the debt securities will be issued in denominations of $2,000 each or integral multiples of $1,000 in excess thereof.

Subject to the terms of the applicable indenture and the limitations applicable to global securities, you may exchange or transfer debt securities at the corporate trust office of the trustee or at any other office or agency maintained by us for that purpose, without the payment of any service charge, except for any tax or governmental charge.

Global Securities

The debt securities of any series may be issued, in whole or in part, by one or more global certificates that will be deposited with the depositary identified in the applicable prospectus supplement.

No global security may be exchanged in whole or in part for the debt securities registered in the name of any person other than the depositary for that global security or any nominee of that depositary except in the following circumstances or as otherwise provided in the applicable prospectus supplement. The depositary may discontinue providing its services as depositary with respect to the securities at any time by giving reasonable notice to us or the applicable trustee. Under such circumstances, in the event that a successor depositary is not obtained, certificates are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry-only transfers through a depositary. In that event, certificates will be printed and delivered to the depositary.

Unless otherwise stated in any prospectus supplement, The Depository Trust Company, or DTC, will act as depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through records maintained by DTC and its participants.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an event of default occurs with respect to debt securities of any series if:

•	we default for 30 days in the payment when due of interest upon any debt security of such series;

•	we default in the payment when due of the principal of or premium, if any, on any debt security of such series at its maturity;

•	we default in the deposit of any sinking fund payment, when and as due by the terms of any debt security of such series;

•	we default in the observance or performance of any other covenant or agreement contained in the applicable indenture which default continues for a period of 60 days after we receive written notice specifying the default (and demanding that such default be remedied) from the applicable trustee or the holders (with a copy to the applicable trustee) of at least 25% of the outstanding principal amount of the debt securities of such series;

•	certain events of bankruptcy, insolvency, receivership or reorganization with respect to us occur; or

•	any other event of default provided with respect to debt securities of such series occurs.

No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indentures.

Each indenture requires us to provide an officers’ certificate to the applicable trustee promptly upon any such officer obtaining knowledge of any default or event of default that has occurred and, if applicable, describe such default or event of default and the status thereof. Each indenture requires us to file annually with the applicable trustee an officers’ certificate as to our compliance with all conditions and covenants under the applicable indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of a series of debt securities of any default, except payment defaults on those debt securities, if it considers such withholding to be in the interest of the holders of that series of debt securities.

If an event of default occurs and is continuing with respect to any series of debt securities, then either the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount, or, if any debt securities of that series are original issue discount securities, that portion of the principal amount of those original issue discount securities as may be specified in the terms of those original issue discount securities, of all of the debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the applicable trustee if given by the holders, and upon any such declaration that principal amount, or specified amount, plus accrued and unpaid interest, and premium, if any, will become immediately due and payable. Upon payment of that amount in the currency in which the debt securities are denominated (except as otherwise provided in the applicable indenture or the applicable prospectus supplement), all of our obligations in respect of the payment of principal of the debt securities of that series will terminate.

After a declaration of acceleration has been made and before the trustee has obtained a judgment or decree for payment of the money due on any series of debt securities, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series, by written notice to us and the applicable trustee, may rescind and annul the declaration and its consequences, subject to any terms or conditions specified in the applicable prospectus supplement.

If an event of default results from bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of a series, or that portion of the principal amount of such debt securities as may be specified in the applicable prospectus supplement, will automatically become immediately due and payable.

Subject to the provisions of each indenture relating to the duties of the applicable trustee, in case an event of default with respect to our debt securities of a particular series occurs and is continuing, the applicable trustee will be under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of any of the holders of debt securities of that series, unless the holders have offered to the applicable trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with such request or direction. Subject to the provisions for the indemnification of the applicable trustee, the holders of a majority in principal amount of the outstanding debt securities of that series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee under the applicable indenture, or exercising any trust or power conferred on the applicable trustee with respect to the debt securities of that series.

Merger or Consolidation

Each indenture provides that we may not consolidate with or merge or wind up into any other entity, whether or not we are the surviving entity, and that we may not sell, assign, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the entity formed by the consolidation or into which we are merged, or the person which acquires us or which leases our properties and assets substantially as an entirety, is an entity organized and existing under the laws of the United States or any State or territory of the United States or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest on all the outstanding debt securities and the performance of all of our covenants under the applicable indenture;

•	immediately after giving effect to such transaction, no event of default under the applicable indenture, and no event which after notice or lapse of time or both would become an event of default, has happened and is continuing; and

•	all other conditions specified in the applicable prospectus supplement are met.

Modification or Waiver

Without prior notice to or the consent of any holders, we and the applicable trustee may modify the applicable indenture for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated debt securities of a particular series in addition to or in place of certificated debt securities of such series;

•	to provide for the assumption of our obligations to holders of debt securities in the case of a merger or consolidation or sale of all or substantially all of our assets;

•	to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect in any material respect the legal rights under the applicable indenture of any such holder;

•	to add any person as a guarantor;

•	to comply with any requirements of the SEC in order to effect or maintain the qualification of the applicable indenture under the Trust Indenture Act;

•	to remove a guarantor which, in accordance with the terms of the applicable indenture, ceases to be liable in respect of its guarantee;

•	to evidence and provide for the acceptance of appointment under the applicable indenture by a successor trustee;

•	to secure all of the debt securities of a particular series;

•	to add to the covenants of us or any guarantor for the benefit of the holders or to surrender any right or power conferred upon us or any guarantor; or

•	to establish the form or terms of debt securities of any series as permitted by the terms of such indenture.

We and the applicable trustee may, with some exceptions, amend or modify either indenture with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of all series affected by the amendment or modification. However, no amendment or modification may, without the consent of the holder of each outstanding debt security affected thereby:

•	reduce the principal amount of debt securities of such a series whose holders must consent to an amendment, supplement or waiver, including the waiver of defaults or events of default, or to a rescission and cancellation of a declaration of acceleration of the debt securities;

•	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on the debt securities of such a series;

•	reduce the principal of or change or have the effect of changing the fixed maturity of such debt securities, or change the date on which such debt securities may be subject to redemption, or reduce the redemption price therefor;

•	make such debt securities payable in money other than that stated in such debt securities;

•	make any change in the provisions of the applicable indenture protecting the right of each holder to receive payment of principal of and interest on such debt securities on or after the due date thereof or to bring suit to enforce such payment;

•	waive a default in the payment of principal of or interest on any such debt securities; provided that this clause shall not limit the right of the holders of a majority in aggregate principal amount of the outstanding debt securities of such series to rescind and cancel a declaration of acceleration of such debt securities following delivery of an acceleration notice as described under “— Events of Default”;

•	make any change in the provisions of the applicable indenture described in this “Modification or Waiver” section;

•	contractually subordinate such debt securities (or any related guarantees) to any other indebtedness;

•	conflict with the required provisions of the Trust Indenture Act; or

•	modify any of the foregoing provisions of the applicable indenture, except to increase any such percentage or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each outstanding debt security of each series affected thereby.

A modification which changes or eliminates any provision of an indenture expressly included solely for the benefit of holders of debt securities of one or more particular series or modifies the holders’ rights will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series.

Each of the indentures provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by notice to the relevant trustee, may on behalf of the holders of the debt securities of that series waive any default or event of default and its consequences under the applicable indenture, except:

•	a continuing default or event of default in the payment of the principal of (and premium, if any) or interest on any such debt security held by a non-consenting holder; or

•	a default in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Legal Defeasance and Covenant Defeasance

The applicable indenture with respect to the debt securities of any series may be discharged, subject to the terms and conditions as specified in the applicable prospectus supplement, when either:

•	all the debt securities of such series theretofore authenticated and delivered (except lost, stolen or destroyed debt securities of such series which have been replaced or paid and debt securities of such series for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us as provided in the applicable indenture) have been delivered to the registrar for cancellation, and

•	we have paid all sums payable under the applicable indenture by us, and

•	we have delivered to the applicable trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the applicable indenture relating to the satisfaction and discharge of such indenture have been complied with; or

•	we shall have given notice of redemption of all of the debt securities of such series, all of the debt securities of such series shall have otherwise become due and payable or all of the debt securities of such series will become due and payable, or may be called for redemption, within one year, and

•	we have irrevocably deposited or caused to be deposited with the applicable trustee or another trustee funds, in trust solely for the benefit of the holders of debt securities of such series, U.S. legal tender, U.S. government obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire indebtedness (including all principal and accrued interest) on the debt securities of such series not theretofore delivered to the applicable trustee for cancellation, together with irrevocable instructions from us directing the applicable trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

•	no default or event of default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of or default under any other instrument to which we are a party or by which we are bound;

•	we have paid all other sums payable under the applicable indenture; and

•	we have delivered to the applicable trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the applicable indenture relating to the satisfaction and discharge of the applicable indenture have been complied with.

In addition, each series of debt securities may provide additional or different terms or conditions for the discharge or defeasance of some or all of our obligations as may be specified in the applicable prospectus supplement.

If provision is made for the defeasance of debt securities of a series, and if the debt securities of that series are registered securities and denominated and payable only in U.S. dollars, then the provisions of each indenture relating to defeasance will be applicable except as otherwise specified in the applicable prospectus supplement for debt securities of that series. Defeasance provisions, if any, for debt securities denominated in a foreign currency or currencies may be specified in the applicable prospectus supplement.

We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding debt securities of a series and all obligations of any guarantors discharged with respect to their guarantees (“Legal Defeasance”) except for:

•	the rights of holders of such outstanding debt securities to receive payments in respect of the principal of, premium, if any, and interest on such debt securities when such payments are due from the trust referred to below;

•	our obligations with respect to such debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the applicable trustee, and our obligations in connection therewith; and

•	the Legal Defeasance provisions of the applicable indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of any guarantors released with respect to certain covenants that are described in the applicable indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a default or event of default with respect to the outstanding debt securities of a series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default” will no longer constitute an event of default with respect to such debt securities.

In order to exercise either Legal Defeasance or Covenant Defeasance:

•	we must irrevocably deposit with the applicable trustee, in trust, for the benefit of the holders of such debt securities, cash in U.S. dollars, U.S. government obligations, or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest), in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding debt securities on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether such debt securities are being defeased to maturity or to a particular redemption date;

•	in the case of Legal Defeasance, we must have delivered to the applicable trustee an opinion of counsel reasonably acceptable to such trustee confirming that (1) we have received from, or there has been published by, the Internal Revenue Service a ruling or (2) since the date of the applicable indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

•	in the case of Covenant Defeasance, we must have delivered to the applicable trustee an opinion of counsel reasonably acceptable to such trustee confirming that the holders of such outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

•	no default or event of default shall have occurred and be continuing either (1) on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit) or (2) insofar as events of default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

•	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the applicable indenture or any material agreement or instrument to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries is bound (other than any such default under the applicable indenture resulting solely from the borrowing of funds to be applied to such deposit);

•	we must have delivered to the applicable trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

•	we must deliver to the applicable trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of such debt securities over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others;

•	we must deliver to the applicable trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

•	certain other customary conditions precedent are satisfied.

Senior Debt Securities

The senior debt securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The senior debt securities will, however, be subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. Except as provided in the senior indenture or specified in any authorizing resolution or supplemental indenture relating to a series of senior debt securities to be issued, no senior indenture will limit the amount of additional indebtedness that may rank equally with the senior debt securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred shares that may be issued by any of our subsidiaries.

Subordination

If our assets are distributed upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest on any subordinated debt securities will be subordinated in right of payment, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full of all senior indebtedness, including senior debt securities. However, our obligation to pay the principal of (and premium, if any) or interest on the subordinated debt securities will not otherwise be affected. Unless otherwise stated in the applicable prospectus supplement, payment on account of principal (or premium, if any), sinking funds or interest on the subordinated debt securities may not be made at any time when there is a default in the payment of the principal, premium, if any, sinking funds, interest or certain other obligations on senior indebtedness. In addition, the prospectus supplement for any series of subordinated debt securities may provide that payments of the principal of (or premium, if any) or interest on the subordinated debt securities may be delayed or not paid under specified circumstances and periods. If, while we are in default on senior indebtedness, any payment is received by the trustee under the subordinated indenture or the holders of any of the subordinated debt securities before we have paid all senior indebtedness in full, the payment or distribution must be paid over to the holders of the unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness. Subject to paying the senior indebtedness in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent that payments are made to the holders of senior indebtedness out of the distributive share of the subordinated debt securities.

Due to the subordination, if our assets are distributed upon insolvency, some or all of our general creditors may recover more, ratably, than holders of subordinated debt securities. The subordinated indenture or applicable supplemental indenture may state that its subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the legal defeasance provisions of the subordinated indenture.

If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the applicable prospectus supplement or the information incorporated by reference in it will specify the approximate amount of senior indebtedness outstanding as of a recent date and any limitations on the issuance of additional senior indebtedness (or that there is not such limitation). Senior indebtedness with respect to any series of subordinated debt securities will have the meaning specified in the applicable prospectus supplement for that series.

Conversion Rights

The terms and conditions of any debt securities being offered that are convertible into our common shares will be described in the applicable prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be mandatory or at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

Corporate Existence

Subject to the terms of the applicable indenture, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, charter and statutory rights and franchises; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business.

Guarantees of Debt Securities

Any debt securities may be guaranteed by one or more of our direct or indirect subsidiaries. Each prospectus supplement will describe any guarantees of debt securities for the benefit of the series of debt securities to which it relates.

Governing Law

The indentures and our debt securities and any guarantees of our debt securities will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following summary describes the material features of our capital stock. This summary does not describe every aspect of our capital stock and is subject to, and qualified in its entirety by reference to, all the provisions of our amended articles of incorporation and code of regulations, each of which is filed as an exhibit to the registration statement of which this prospectus is a part, and the applicable provisions of Ohio law.

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 common shares, without par value, and 195,000 preferred shares, without par value. As of January 4, 2010, there were (1) 66,240,081 common shares issued and outstanding, and (2) no preferred shares issued and outstanding.

Common Shares

Holders of our common shares are entitled to:

•	one vote for each share held;

•	receive dividends when and if declared by our board of directors from funds legally available therefor, subject to the rights of holders of our preferred shares, if any, and any restrictions contained in our long-term indebtedness; and

•	share ratably in our net assets, legally available to our shareholders in the event of our liquidation, dissolution or winding up, after provision for distribution to the holders of any preferred shares and to the payment in full of all amounts required to be paid to creditors or provision for such payment.

Holders of our common shares have no preemptive, subscription, redemption, conversion or cumulative voting rights. Our outstanding common shares are, and any common shares that we issue pursuant to this prospectus and a prospectus supplement will be, when issued, fully paid and nonassessable.

Preferred Shares

Under our amended articles of incorporation, our board of directors is authorized to issue, without any further vote or action by our shareholders, subject to certain limitations prescribed by Ohio law and the rules and regulations of the NYSE, up to an aggregate of 195,000 preferred shares in one or more series. Our board of directors is also authorized to fix or change the rights, preferences and limitations of each series, including the division of such shares into series and the designation and authorized number of each series, dividend and distribution rights, liquidation rights, preferences and price, redemption rights and price, sinking fund requirements, voting rights, preemptive rights, conversion rights and restrictions on issuance of shares. Absent a determination by the board of directors to establish different voting rights, holders of preferred shares are entitled to one vote per share on matters to be voted upon by the holders of common shares and preferred shares voting together as a single class. Ohio law also entitles the holders of preferred shares to exercise a class vote on certain matters.

Our board of directors will fix the rights, preferences and limitations of each series of preferred shares that we sell under this prospectus and any applicable prospectus supplement in a certificate of amendment to our amended articles of incorporation. We will file as an exhibit to the registration statement of which this prospectus is a part, or incorporate by reference therein from another report that we file with the SEC, the form of any certificate of amendment to our amended articles of incorporation that describes the terms of the series of preferred shares that we are offering before the issuance of the related series of preferred shares. We will also describe in the applicable prospectus supplement the terms of the series of preferred shares being offered.

Our board of directors may authorize the issuance of preferred shares with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common shares. The issuance of preferred shares could have the effect of decreasing the market price of our common shares. The issuance of preferred shares also could have the effect of delaying, deterring or preventing a change in control of the Company without further action by our shareholders. When we issue preferred shares under this prospectus and a prospectus supplement, such preferred shares will be fully paid and nonassessable.

Anti-Takeover Effects of Articles of Incorporation, Code of Regulations and Ohio Law

Certain provisions in our amended articles of incorporation and code of regulations and the Ohio Revised Code could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. These provisions could adversely affect the market price of our shares.

Classified Board of Directors

Our board of directors is divided into three classes, with three-year staggered terms. This classification system increases the difficulty of replacing a majority of the directors at any one time and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of us. It also may maintain the incumbency of our board of directors. Under the Ohio General Corporation Law, shareholders may not remove any directors on a classified board of directors without cause.

Supermajority Voting Provisions

Under the Ohio General Corporation Law, in the case of most mergers, sales of all or substantially all the assets of a corporation and amendments to a corporation’s articles of incorporation, the affirmative vote of two-thirds of the voting power of the corporation is required unless the corporation’s articles of incorporation provide for a lower amount not less than a majority. Our amended articles of incorporation change the default voting requirement provided by the Ohio General Corporation Law to a majority of the voting power, except that the affirmative vote of two-thirds of the voting power is required with respect to any of the following:

•	proposed amendments to the supermajority voting provision in our amended articles of incorporation;

•	an agreement of merger or consolidation providing for the proposed merger or consolidation of us with or into one or more other corporations and requiring shareholder approval;

•	a proposed combination or majority share acquisition involving the issuance of our shares and requiring shareholder approval;

•	a proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of our assets, with or without goodwill; and

•	a proposed dissolution of us.

Limited Shareholder Action by Written Consent

The Ohio General Corporation Law requires that an action by written consent of the shareholders in lieu of a meeting be unanimous, except that the code of regulations may be amended by an action by written consent of holders of shares entitling them to exercise two-thirds of the voting power of the corporation or, if the articles of incorporation or code of regulations otherwise provide, such greater or lesser amount, but not less than a majority. This provision may have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider to be in its best interest.

Control Share Acquisition Act

The Ohio General Corporation Law provides that certain notice and informational filings, and special shareholder meeting and voting procedures, must occur prior to any person’s acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third of such voting power;

•	one-third or more but less than a majority of such voting power; and

•	a majority or more of such voting power.

This provision, which is known as the Control Share Acquisition Act, does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Control Share Acquisition Act.

Merger Moratorium Statute

Chapter 1704 of the Ohio Revised Code, the Merger Moratorium Statute, generally addresses a wide range of business combinations and other transactions (including mergers, consolidations, asset sales, loans, disproportionate distributions of property and disproportionate issuances or transfers of shares or rights to acquire shares) between an Ohio corporation and an “Interested Shareholder” (as such term is defined in Section 1704.01 of the Ohio Revised Code) who, alone or with others, may exercise or direct the exercise of at least 10% of the voting power of the corporation in the election of directors. The Merger Moratorium Statute prohibits such transactions between the corporation and the Interested Shareholder for a period of three years after a person becomes an Interested Shareholder, unless, prior to such date, the directors approved either the business combination or other transaction or approved the acquisition that caused the person to become an Interested Shareholder.

Following the three-year moratorium period, the corporation may engage in the covered transaction with the Interested Shareholder only if:

•	the transaction receives the approval of the holders of shares entitling them to exercise at least two-thirds of the voting power of the corporation in the election of directors or the approval of the holders of a majority of the voting shares held by persons other than an Interested Shareholder; or

•	the remaining shareholders receive an amount for their shares equal to the higher of the highest amount paid in the past by the Interested Shareholder for the corporation’s shares or the amount that would be due to the shareholders if the corporation were to dissolve.

The Merger Moratorium Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Merger Moratorium Statute.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common shares or preferred shares. We may issue warrants independently or together with any other securities we offer pursuant to a prospectus supplement and the warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent.

We will describe in the applicable prospectus supplement the terms of the warrants being offered and the applicable warrant agreement, including:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	any securities sold together with the warrants;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount and terms of the securities issuable upon exercise of the warrants and the procedures and conditions relating to the exercise of the warrants;

•	the designation and terms of any related securities with which the warrants will be issued, and the number of warrants that will be issued with each security;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the price at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	a discussion of material federal income tax considerations applicable to the exercise of the warrants; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

The description of the warrants in this prospectus is a summary of the material provisions that will appear in the applicable warrant agreement. This description does not include all of the terms of the applicable warrant agreement and does not contain all of the information that you may find useful. We will describe the terms of any warrants and the applicable warrant agreement in more detail in the applicable prospectus supplement. We urge you to read the applicable documents because they, and not our summaries and descriptions, will define your rights as holders of the warrants. The form of the applicable warrant agreement (including the form of the warrant) will be filed with the SEC promptly after the offering of warrants and will be available as described under the heading “Where You Can Find More Information” below.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, our securities at a future date or dates. The purchase contracts may require us to make periodic payments to the holders of purchase contracts. These payments may be unsecured or prefunded on a basis to be specified in the prospectus supplement relating to the purchase contracts. The purchase contracts may be issued separately or as part of purchase units consisting of a purchase contract and an underlying security that is pledged by the holder of a purchase contract to secure its obligations under the purchase contract.

We will describe in the applicable prospectus supplement the terms of the purchase contracts and/or purchase units being offered, including:

•	the amount that a holder will be obligated to pay under the purchase contract, or the formula by which such amount shall be determined;

•	the settlement date or dates on which the holder will be obligated to purchase the securities, and the conditions, if any, under which the settlement date may occur on an earlier date;

•	the events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate;

•	the settlement rate, which will determine the number of shares or other securities to be purchased, which may be determined by a formula, which may be based on the market price of our common shares or preferred shares over a specified period or determined by reference to other factors;

•	whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security, which would be pledged by the holder to secure its obligations under a purchase contract;

•	the type of underlying security, if any, that is pledged by the holder to secure its obligations under a purchase contract;

•	the terms of any pledge or depository arrangements relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to us or distributed to the holder; and

•	the amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the terms of payment and any provisions for deferral of payment (the contract fee may be a percentage of the stated amount of the purchase contract or determined by other factors).

The description of the purchase contracts, purchase units and any applicable underlying security or pledge or depository arrangements in this prospectus is a summary of the material provisions that will appear in the applicable documents. This description does not include all of the terms of those documents and does not contain all of the information that you may find useful. We will describe the terms of any purchase contracts or purchase units in more detail in the applicable prospectus supplement. We urge you to read the applicable documents because they, and not our summaries and descriptions, will define your rights as holders of the purchase contracts or purchase units. The forms of the relevant documents will be filed with the SEC promptly after the offering of purchase contracts or purchase units and will be available as described under the heading “Where You Can Find More Information” below.

PLAN OF DISTRIBUTION

We may sell any of the securities being offered by this prospectus in any one or more of the following ways from time to time:

•	to or through underwriters;

•	to or through dealers;

•	through agents;

•	directly to purchasers;

•	through any combination of these methods of sale; or

•	through any other methods described in a prospectus supplement.

The prospectus supplement with respect to the securities being offered will describe the specific plan of distribution and the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts, selling commissions, agency fees or other items constituting underwriters’, dealers’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers or agents; and

•	any securities exchanges on which the securities may be listed.

Underwriters

Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If we use underwriters, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer. Unless we state otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

The underwriters will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Dealers

If we use dealers in a sale, unless otherwise specified in the applicable prospectus supplement, we will sell the securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices that they determine at the time of resale.

Agents

If we use agents in a sale, unless otherwise specified in the applicable prospectus supplement, the agents will act on a best efforts basis to solicit purchases for the period of their appointment.

Compensation

In connection with the sale of our securities, underwriters or agents may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by us to underwriters or agents in connection with an offering of securities, and any discounts, concessions or commissions allowed or reallowed or paid to dealers, will be specified in the applicable prospectus supplement.

Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit realized by them on the resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

Direct Sales

We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to resales of the securities. We will describe the terms of any direct sales in the applicable prospectus supplement.

Delayed Delivery Contracts

We may authorize underwriters, dealers or agents to solicit offers by institutions to purchase securities from us at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. If we use delayed delivery contracts, the applicable prospectus supplement will disclose such use and describe the conditions to which the delayed delivery contracts will be subject and the commissions payable for the solicitation of the delayed delivery contracts.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

General Information

Underwriters, agents or dealers and their affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

The securities offered hereby may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

In order to facilitate an offering of securities, persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the offered securities. Such transactions, if commenced, may be discontinued at any time. If any such activities will occur, they will be described in the applicable prospectus supplement.

We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters as defined by the Securities Act in connection with the securities that they remarket.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the common shares, preferred shares, warrants, purchase contracts and purchase units will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio, and the validity of the debt securities and the guarantees of debt securities will be passed upon for us by Katten Muchin Rosenman LLP, New York, New York. Any underwriters, dealers or agents will be advised by their own legal counsel concerning issues relating to any offering.

EXPERTS

The consolidated financial statements and related consolidated financial statement schedules as of September 30, 2009 and 2008, and for each of the three years in the period ended September 30, 2009 incorporated in this prospectus by reference from our Current Report on Form 8-K dated January 11, 2010, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein (which reports (1) express an unqualified opinion on the consolidated financial statements and related consolidated financial statement schedules and include an explanatory paragraph referring to the adoption of new guidance regarding employers’ accounting for defined benefit pension and postretirement plans on September 30, 2007 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference into this prospectus from the date we file the document containing such information.

Except to the extent furnished and not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the SEC rules, we incorporate by reference the following documents that we have filed with the SEC and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the completion of the offering in the applicable prospectus supplement to which this prospectus relates or this offering is terminated:

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2009;

•	Current Reports on Form 8-K filed on December 16, 2009 and January 11, 2010; and

•	the description of our common shares contained in our Registration Statement on Form 8-A/A (Amendment No. 1) filed with the SEC on April 7, 2003, as amended in our Current Report on

Form 8-K filed with the SEC on March 24, 2005, together with any subsequent registration statement or report filed for the purpose of updating such description.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents). Requests should be directed to: The Scotts Miracle-Gro Company, 14111 Scottslawn Road, Marysville, Ohio 43041, Attention: Treasurer, telephone number (937) 644-0011.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public at the SEC’s Internet website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on our website at http://www.scotts.com. The information on our website is not a part of this prospectus or any applicable prospectus supplement.

$200,000,000

7.25% Senior Notes due 2018

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

J.P. Morgan

BMO Capital Markets

BNP PARIBAS

Rabo Securities USA, Inc.

Scotia Capital

CALYON

Fifth Third Securities, Inc.

PNC Capital Markets LLC

RBS

January 11, 2010